                                                                  Exhibit 10.17

                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT



                     NATIONAL TRANSCOMMUNICATIONS SPAIN S.L.
                                   (NTL SPAIN)

                             NTL AUSTRALIA SPV, INC.
                                      (SPV)

                                NTL INCORPORATED
                               (VENDOR GUARANTOR)

                MACQUARIE COMMUNICATIONS INFRASTRUCTURE HOLDINGS
                                  PTY LIMITED
                                   (PURCHASER)


                              SHARE SALE AGREEMENT
                     relating to shares in ntl Belgium Sprl

                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


                                TABLE OF CONTENTS

1.         DEFINITIONS.............................................            1

2.         CONDITIONS..............................................            7

3.         SALE AND PURCHASE.......................................            9

4.         PURCHASE PRICE..........................................           10

5.         COMPLETION..............................................           12

6.         COMPLETION ACCOUNTS.....................................           15

7.         OBLIGATIONS PRIOR TO COMPLETION.........................           16

8.         RELEASE OF VENDOR GROUP GUARANTEES......................           19

9.         WARRANTIES BY NTL SPAIN.................................           19

10.        USE OF ntl NAME AND LOGO................................           26

11.        POST COMPLETION ARRANGEMENTS............................           26

12.        POST COMPLETION TAX MATTERS.............................           28

13.        CAPACITY................................................           29

14.        PROTECTION OF GOODWILL..................................           29

15.        CONFIDENTIALITY.........................................           31

16.        ANNOUNCEMENTS...........................................           32

17.        TERMINATION.............................................           33

18.        GOODS AND SERVICES TAX..................................           34

19.        ASSIGNMENT..............................................           35

20.        WAIVER..................................................           35

21.        NOTICES.................................................           36

22.        GENERAL.................................................           37

23.        GOVERNING LAW...........................................           39

24.        VENDOR GUARANTOR'S GUARANTEE............................           40

25.        INTERPRETATION..........................................           43

SCHEDULE 1 ........................................................           47

SCHEDULE 2 ........................................................           52

SCHEDULE 3 ........................................................           53

SCHEDULE 4 ........................................................           74

SCHEDULE 5 ........................................................           77

                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


                              SHARE SALE AGREEMENT


AGREEMENT dated                                                 22 February 2002

BETWEEN NATIONAL TRANSCOMMUNICATIONS SPAIN S.L. of Avda. Alcalde Jose Ramirez Bethencourt, 6(a), 35003, Las Palmas de Gran Canaria, Las Palmas, Spain (NTL SPAIN)

AND NTL AUSTRALIA SPV, INC., a company incorporated in the State of Delaware whose principal office is at 110 East 59th Street, 26th floor, New York, NY 10022, USA (SPV)

AND MACQUARIE COMMUNICATIONS INFRASTRUCTURE HOLDINGS PTY LIMITED ACN 099 653 068 incorporated in Australia of No. 1 Martin Place, Sydney NSW 2000, Australia (PURCHASER)

AND NTL INCORPORATED, (a company incorporated in the State of Delaware) of 110 East 59th Street, 26th Floor, New York, NY 10022, USA (VENDOR GUARANTOR)

RECITALS

A.         The Shares are legally and beneficially owned by the Vendors.

B. The Vendors have agreed to sell and the Purchaser has agreed to purchase the Shares on the terms and conditions set out in this agreement.

C. The Vendor Guarantor is the ultimate holding company of the Vendors and has agreed to guarantee the obligations of the Vendors under this agreement.


AGREEMENT

1.         DEFINITIONS

           In this agreement:

           ACCOUNTS means the consolidated statement of financial position of NTLA Holdings as at the Accounts Date and the consolidated statement of financial performance and consolidated statement of cash flows of NTLA Holdings for the year ending on the Accounts Date together with the notes to, and the report of the directors in respect of, those statements, (the audit opinion for which will be signed prior to Completion) a true copy of which comprises ANNEXURE A;

           ACCOUNTS DATE means 31 December 2001;

           ADMINISTRATIVE PROPERTIES means the premises used by the Target Group at 655 Pacific Highway, St Leonards, NSW, Australia and Blue Building, Benjamin Offices, Belconnen, ACT, Australia;

                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


           ANNOUNCEMENT means the announcement in the approved terms relating to the Transaction;

           AUDITORS means Ernst & Young;

           BANK FACILITY means the senior secured credit facilities under the subscription agreement dated 30 March 2001 between NTLA, Chase Securities Australia Limited, Chase Capital Markets Fiduciary Services Australia Limited and others;

           BANK FACILITY REDEMPTION AMOUNT means the amount that would be required to be paid in order to repay in full all amounts outstanding as at Completion under the Bank Facility;

           BELGIAN ACCOUNTS means the balance sheet of the Company as at the Accounts Date and the profit and loss account of the Company for the year ending on the Accounts Date, a true copy of which comprises ANNEXURE B;

           BUSINESS means the businesses carried on by the Target Group as at the date of this agreement;

           BUSINESS DAY means a day on which banks (as defined in the Banking Act 1959 (Cth)) are open for general banking business in New South Wales, excluding Saturday's and Sundays;

           CARRIER LICENCE means a carrier licence issued in accordance with the Telecommunications Act 1997;

           CLAIM includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this agreement;

           COMPANY means ntl Belgium Sprl (a company incorporated in Belgium);

           COMPLETION means completion of the sale and purchase of the Shares as contemplated by this agreement;

           COMPLETION ACCOUNTS means the audited consolidated balance sheet of NTLA Holdings as at close of business on the Completion Date and the audited consolidated statement of financial performance of NTLA Holdings for the period from 1 January 2002 until the Completion Date, to be prepared and agreed or determined in accordance with CLAUSE 6;

           COMPLETION DATE means the day on which Completion occurs;

           CONDITIONS means the conditions set out in CLAUSE 2.1;

           CONFIDENTIAL INFORMATION means:

           (a) all information of, used by, related to or connected with the Business, any Target Group Company, SPT or their respective transactions, operations and affairs (including the Records);

                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


           (b) all other information treated by any Target Group Company or SPT as confidential;

           (c) all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in PARAGRAPHS (a) or (b); and

           (d) all copies (whether or not in tangible form) of the information, notes, reports and records referred to in PARAGRAPHS (a), (b) or (c),

           that is not public knowledge (otherwise than as a result of a breach of a confidentiality obligation of a party);

           CONTAMINANT means a solid, liquid or gaseous substance, odour, heat, sound, vibration or radiation which is or may be:

           (a) noxious or poisonous or offensive to the senses of human beings;

           (b) harmful or potentially harmful to the health, welfare, safety or property of human beings;

           (c) poisonous, harmful, or potentially harmful to animals or plants; or

           (d)        detrimental to any beneficial use made of the Environment;

           DATA ROOM DOCUMENTS means documentation relating to SPT, the Target Group and the Business which has, prior to execution of this agreement, been delivered to the Purchaser's solicitors;

           DEFERRED AMOUNT means $20 million, as reduced from time to time in accordance with CLAUSE 4.4 (provided that such amount may not be a negative number);

           DELAY PERIOD means the number of days (if any) the Completion Date is after 28 February 2002;

           DETERMINATION DATE means the fifth Business Day after the date on which the Completion Accounts and the Net Assets Amount become final and binding on the parties under this agreement;

           DISCLOSURE LETTER means the letter from the Warrantor to the Purchaser dated the date of this agreement containing disclosures against the Warranties;

           ENCUMBRANCE means mortgage, charge, lien, restriction against transfer, encumbrance and other third party interest;

           ENVIRONMENT means the physical factors of the surrounds of human beings including the land, waters, atmosphere, climate, sound, odours, place, the biological factors of animal and plant and the social factors of aesthetics;

           ENVIRONMENTAL AUTHORISATION means any authorisation, approval, permit, licence or authority issued pursuant to an Environmental Law;

           ENVIRONMENTAL LAW means a law regulating or otherwise relating to the Environment including, without limitation, land use, planning, pollution of the atmosphere, water or

                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


           land waste, the storage and handling of chemicals, Hazardous Substances, or any other aspect of the protection of the Environment;

           FUNDS means the funds listed in Attachment 5 to the Disclosure
           Letter;

           GAAP means Accounting Standards, other authoritative pronouncements of the Australian Accounting Standards Board, Urgent Issues Group Consensus Views and the Corporations Act 2001 applicable to general purpose financial reports;

           GOVERNMENTAL AUTHORITY includes any governmental, semi-governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including without limitation any town planning or development authority, public utility, environmental, building, health, safety or other body or authority) having jurisdiction, authority or power over or in respect of SPT, any Target Group Company or the Business;

           GUARANTEED MONEYS means all debts and monetary liabilities of the Vendors to the Purchaser, the Company, any Target Group Company or SPT under or in relation to this agreement and in any capacity, irrespective of whether the liabilities:

           (a)        are present or future;

           (b)        are actual or contingent;

           (c)        are ascertained or unascertained;

           (d) are owed or incurred by or on account of either Vendor alone, or severally or jointly with any other person;

           (e) are owed or incurred to or for the account of the Purchaser alone, or severally or jointly with any other person;

           (f) are owed or incurred as principal, interest, fees, charges, Taxes, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs, expenses or on any other account; or

           (g)        comprise any combination of the above;

           HAZARDOUS SUBSTANCE means any substance which is, or may be hazardous, toxic, dangerous or polluting or which is regulated by any Environmental Law;

           INDEPENDENT ACCOUNTANT means a chartered accountant or firm of chartered accountants appointed under CLAUSE 6.6(d);

           INITIAL PURCHASE PRICE means $850,000,000 less:

           (a)        the SPV Inter-Company Debt Amount;

           (b)        the UK Inter-Company Debt Amount; and

           (c)        the Bank Facility Redemption Amount;

           INTELLECTUAL PROPERTY RIGHTS means all intellectual property and proprietary rights (whether registered or unregistered) including:

           (a)        business names;

                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


           (b)        trade or service marks;

           (c) any right to have information (including Confidential Information) kept confidential; and

           (d) patents, patent applications, drawings, discoveries, inventions, improvements, trade secrets, technical data, formulae, computer programs, data bases, know-how, logos, designs, design rights, copyright and similar industrial or intellectual property rights;

           LIABILITIES includes all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatever description;

           LONG STOP DATE means 31 May 2002 (or such later date as the Vendor Guarantor and the Purchaser may agree in writing);

           MANAGEMENT ACCOUNTS means the unaudited consolidated management accounts of NTLA Holdings for the month period ended on the Management Accounts Date, a copy of which is included in the Data Room Documents;

           MANAGEMENT ACCOUNTS DATE means 31 January 2002;

           NET ASSETS AMOUNT means the figure disclosed as 'net assets' in the consolidated balance sheet included in the Completion Accounts;

           NTLA means ntl Australia Pty Ltd ACN 086 048 562;

           NTLA HOLDINGS means ntl Australia Holdings Pty Limited ACN 086 459
           127

           NTLT means ntl Telecommunications Pty Ltd ACN 093 095 419;

           PARTY means a party to this agreement and PARTIES means all of them;

           PERMITS means statutory licences, consents approvals, permissions, permits, certificates, registrations and other authorisations;

           PROPERTIES means the real property (whether licensed, leasehold or freehold) owned or occupied by the Target Group;

           PURCHASE PRICE means the amount specified in CLAUSE 4.1;

           PURCHASER GROUP means the Purchaser and its subsidiaries from time to time (including with effect from Completion, the Company and every Target Group Company) and references to PURCHASER GROUP COMPANY and to ANY MEMBER OF THE PURCHASER GROUP shall be construed accordingly;

           RECORDS means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the date of this agreement, belonging to or in the possession and control of the Company or any Target Group Company including (without limitation) certificates of registration, minute books, statutory books and registers, books of account, Taxation returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records;

                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


           SALE AGREEMENT means the Acquisition Agreement (for the National Transmission Network) dated 18 March 1999 between the Commonwealth of Australia, ntl Delaware Inc., ntl Communications Corp., NTLA Holdings and NTLA;

           SHARES means all of the shares in the Company;

           SPT means SPT Telecommunications Pty Ltd ACN 099 173 770;

           SPV INTER-COMPANY DEBT means the subordinated debt owing by NTLA to SPV from time to time;

           SPV INTER-COMPANY DEBT AMOUNT means the sum of:

           (a) $267,390,018 being the amount agreed by SPV as the outstanding balance (including accrued but unpaid interest) of the SPV Inter-Company Debt as at 28 February 2002; and

           (b)        $31,240 multiplied by the number of days in the Delay
                      Period;

           SUBSIDIARIES means the subsidiaries of the Company listed in PART 2 and PART 3 of SCHEDULE 1 and SUBSIDIARY means any one of them;

           SUPERANNUATION COMMITMENT means any obligation, liability or duty to make any payment to any person in respect of any superannuation or retirement benefits or pensions that are or may be provided to any present or former employees or directors of the Target Group or their respective dependants;

           TARGET GROUP means NTLA Holdings and the other Subsidiaries and references to TARGET GROUP COMPANY and to ANY MEMBER OF THE TARGET GROUP shall be construed accordingly;

           TAX means all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed (including GST), assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition and TAXATION has a corresponding meaning;

           TOWER SITES means the properties on which the towers used by the Target Group in connection with the businesses of the Target Group are situated and includes the property at which the network operations centre is situated;

           TRANSACTION means the sale of Shares and other matters contemplated by this agreement;

           UK INTER-COMPANY DEBT AMOUNT means the sum of:

           (a) $12,980,000 (inclusive of withholding tax) being the amount agreed by the Vendor Guarantor on behalf of all members of the Vendor Group (excluding SPV in respect of the SPV Inter-Company Debt) as the outstanding balance owed by NTLA to ntl Group Limited as at 28 February 2002; and

           (b)        $4,000 multiplied by the number of days in the Delay
                      Period;

                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


           VENDOR GROUP means the Vendor Guarantor and its related bodies corporate from time to time (excluding, after Completion, the Company and every Target Group Company) and references to VENDOR GROUP COMPANY and to ANY MEMBER OF THE VENDOR GROUP shall be construed accordingly;

           VENDOR GROUP GUARANTEES means those guarantees, securities, bonds, letters of comfort or other similar obligations given or incurred by any member of the Vendor Group (other than the Target Group) in respect of the obligations of any Target Group Company as at the date of this agreement;

           VENDORS means NTL Spain and SPV;

           WARRANTY CLAIM means a Claim by the Purchaser against the Vendor arising as a result of a breach of Warranty;

           WARRANTIES means each of the warranties given under CLAUSE 9 and set out in SCHEDULE 3; and

           WARRANTOR means NTL Spain.

2.         CONDITIONS

2.1        CONDITIONS

           Completion must not occur until all of the following Conditions are fulfilled (or, to the extent capable of waiver in accordance with CLAUSE 2.2, waived):

           (a) the relevant members of the Target Group having received (on terms reasonably acceptable to the Vendors and the Purchaser) consent of the Commonwealth of Australia pursuant to the Sale Agreement to the proposed changes of control of the Target Group;

           (b) the release of ntl (Delaware) Inc. and ntl Communications Corp. from their respective guarantee obligations in respect of the Sale Agreement with effect from Completion in a form reasonably acceptable to the Vendor Guarantor;

           (c) WIN Television Network Pty Limited and Southern Cross Communications Limited each consent for the purpose of the Shareholders Agreement relating to NTLT, to the proposed changes of control of the Target Group;

           (d) Soul Pattinson Telecommunications Pty Limited consents for the purpose of the Joint Venture Shareholders Agreement relating to SPT, to the proposed changes of control of the Target Group;

           (e) the Special Broadcasting Corporation consents for the purposes of its transmission services agreements with NTLA to the proposed changes of control of the Target Group;

           (f) the Vendors have delivered to the Purchaser legal opinions from reputable local counsel, in a form reasonably acceptable to the Purchaser, confirming:

                      (i) the capacity and authority of the Vendors and the Vendor Guarantor to enter into and perform it obligations under, and due execution of, this agreement; and

                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


                      (ii) that on registration in the shareholders' register of the Company of the transfer of the Shares, the Purchaser will have title to the Shares under the laws of Belgium enforceable against third parties;

           (g) the Vendor has delivered to the Purchaser a certificate from a duly authorised officer of the Vendor Guarantor confirming that the Vendor Guarantor has obtained an opinion from a reputable international investment bank at the time of execution of this agreement that the consideration to be paid to the Vendors by the Purchaser pursuant to this agreement is fair from a financial point of view to the Vendors, it being acknowledged by the Purchaser that the Purchaser is not a third party beneficiary of the opinion;

           (h) the Vendors have delivered to the Purchaser a legal opinion from a reputable US counsel, in a form reasonably acceptable to the Purchaser, in relation to the enforceability of and the ability to avoid this agreement under US bankruptcy law;

           (i) to the extent that the Purchaser has received legal advice that the repayment of the SPV Inter-Company Debt, the Bank Facility or amounts owing to ntl Group Limited by the Target Group as contemplated by this agreement would constitute financial assistance requiring approval by the shareholders of the relevant Target Group Companies and/or Macquarie Bank Limited under section 260A of the Corporations Act 2001, such shareholder approval has been obtained in accordance with section 260B of the Corporations Act 2001;

           (j) receipt by the Purchaser of the schedule comprising Attachment 4 to the Disclosure Letter referred to in the Warranty in PARAGRAPH 8.1 of SCHEDULE 3, in final form satisfactory to the Purchaser (acting reasonably); and

           (k) the Purchaser has received notice from the Australian Prudential Regulation Authority ('APRA') to the effect that it has no objection to the Transaction either unconditionally or on conditions which the Purchaser (acting reasonably) does not regard as onerous.

2.2        WAIVER OF CONDITIONS

           A Condition may only be waived in writing to the other parties:

           (a)        in respect of the Conditions set out in CLAUSES 2.1(c),
                      (d), (e), (f), (g), (h), 2.1(i), 2.1(j) and 2.1(k) by the
                      Purchaser;

           (b) in respect of the Condition set out in CLAUSE 2.1(b), by the Vendor Guarantor, in its absolute discretion; and

           (c) in respect of all other Conditions, by the Vendors and the Purchaser jointly,

           and will be effective only to the extent specifically set out in that waiver.

2.3        CONDUCT OF THE PARTIES

           (a) Each party must use all reasonable efforts within its own capacity to ensure that each Condition is fulfilled as soon as reasonably practicable after execution of this agreement and in any event, before 5.00 pm on the Long Stop Date.

                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


           (b) Without prejudice to CLAUSE 2.3(a), the Purchaser will use its best efforts to provide such details of its proposed financing arrangements in relation to the payment of the Purchase Price and repayment of the Bank Facility, the SPV Inter-Company Debt and the inter-company debt owed to ntl Group Limited to the directors of NTLA, by 27 February 2002, as is reasonably necessary to allow those directors to consider if such proposals would require any shareholder approval as referred to in CLAUSE 2.1(i).

2.4        LIMITATION OF OBLIGATIONS

           Nothing in CLAUSES 2.1 to 2.3 (inclusive) shall require:

           (a) any member of the Vendor Group or the Purchaser Group to make any disposals of any assets or to give any undertakings in order to satisfy any of the Conditions; or

           (b) any member of the Vendor Group or the Purchaser Group to make any cash payment to any third party in order to satisfy any of the Conditions (other than customary fees and disbursements incurred in connection with the preparation of documentation (including legal opinions) and adviser's fees and disbursements incurred in connection with such documentation).

2.5        FAILURE OF CONDITION

           If a party has complied with its obligations under CLAUSE 2.3, it may terminate this agreement by giving notice in writing to the other parties if one or more Conditions are not fulfilled or (to the extent capable of being waived pursuant to CLAUSE 2.2) waived by 5.00 pm on the Long Stop Date.

2.6        ACTION ON TERMINATION

           On termination of this agreement under CLAUSE 2.5, this agreement (save for CLAUSES 1, 15.2, 16, 19 to 23 (inclusive) and 25) shall automatically terminate and cease to have effect.

2.7        CONDITION INCAPABLE OF FULFILMENT

           If at any time any party becomes aware of a fact or circumstance that is reasonably likely to prevent a Condition being satisfied, it shall immediately inform the other parties in writing.

3.         SALE AND PURCHASE

           The Vendors as beneficial owners agree to sell to the Purchaser and the Purchaser agrees to buy from the Vendors the Shares:

           (a)        for the Purchase Price;

           (b)        free from Encumbrances;

           (c) with all rights, including dividend and voting rights, attached or accrued to them on or after the date of this agreement; and

           (d)        subject to this agreement.

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                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


4.         PURCHASE PRICE

4.1        AMOUNT

           The Purchase Price for the Shares is the Initial Purchase Price, subject to adjustment under CLAUSE 4.2.

4.2        ADJUSTMENT OF PURCHASE PRICE

           (a) If the Net Assets Amount is less than $112,187,000, then on the Determination Date the Vendors must pay an amount equal to the shortfall to the Purchaser.

           (b) If the Net Assets Amount is more than $112,187,000, then on the Determination Date the Purchaser must pay an amount equal to the excess to the Vendors.

4.3        PAYMENT OF THE INITIAL PURCHASE PRICE AND DEFERRED AMOUNT

           (a) The Purchaser must pay the Initial Purchase Price less the Deferred Amount on Completion.

           (b) The Purchaser must pay the Deferred Amount in accordance with CLAUSE 4.4.

4.4        DEFERRED AMOUNT

           (a) Subject to the remaining provisions of this CLAUSE 4.4, the Purchaser must pay to the Vendors (or as the Vendors direct) the Deferred Amount in two instalments in accordance with this CLAUSE 4.4.

           (b) The Purchaser may claim set off against the Deferred Amount any bona fide claim it has against a Vendor or the Vendor Guarantor under this agreement.

           (c) The Purchaser must serve notice on the Warrantor with details of any claim under CLAUSE 4.4(b) and the amount claimed from the Deferred Amount. If the Warrantor disputes the Purchaser's claim it must serve notice on the Purchaser within 20 Business Days after it receives the Purchaser's notice.

           (d) If the Warrantor does not serve a dispute notice under CLAUSE 4.4(c), the Deferred Amount will be reduced by the amount claimed by the Purchaser.

           (e)        If:

                      (i) the Warrantor serves a dispute notice in accordance with CLAUSE 4.4(c); and

                      (ii) the claim is subsequently agreed, compromised or settled or a judgment or award is made in favour of the Purchaser in respect of the claim then,

                      the Deferred Amount will be reduced by the amount payable to the Purchaser under that agreement, compromise, settlement, judgment or award.

           (f) On 15 January 2003 the Purchaser must pay to the Vendors (or as the Vendors direct) the difference, if any, between:

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                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT

                      (i) the amount equal to $5 million, less any amounts subtracted from the Deferred Amount under CLAUSE 4.4(d) or (e) to that date; and

                      (ii) the amount of claims made by the Purchaser under CLAUSE 4.4(b) which are at that date still in dispute,

                      provided that if this does not result in a positive number, no payment will be due from the Purchaser.

           (g) On 30 September 2003, the Purchaser must pay to the Vendors (or as the Vendors direct) the difference, if any, between:

                      (i) the balance of the Deferred Amount at that date; and

                      (ii) the amount of claims made by the Purchaser under CLAUSE 4.4(b) which are at that date still in dispute.

           (h) The Purchaser must pay the balance, if any, of the Deferred Amount only when all the Purchaser's claims under CLAUSE 4.4(b) are finalised, within 5 Business Days of such finalisation.

4.5        RIGHTS OF THE PURCHASER

           Any set-off claimed by the Purchaser under CLAUSE 4.4 against the Deferred Amount in or towards satisfaction of claims under this agreement will not affect any other rights or remedies which the Purchaser may have for the purpose of recovering amounts due to it from the Vendors or the Vendor Guarantor.

4.6        CLEARED FUNDS

           All amounts payable under CLAUSE 4.3, CLAUSE 4.4 and CLAUSE 5.4 in connection with repayment of the SPV Inter-Company Debt and UK Inter-Company Debt must be paid by bank cheque, telegraphic transfer to an account or accounts nominated by the Vendor Guarantor (as agent for the Vendors) or by the Purchaser (as appropriate) or otherwise in cleared funds.

4.7        ALLOCATION OF THE PURCHASE PRICE

           The Purchase Price is allocated as between the Vendors, equally between each Share.

4.8        WITHHOLDING TAX

           (a) The Warrantor indemnifies and holds the Purchaser harmless from and against any loss, expense or outgoing arising as a consequence of all or any part of the Purchase Price being considered by the Commissioner of Taxation to be subject to either withholding tax or any form of income tax (including without limitation any liability incurred by the Purchaser under section 221YQ(1) of the Income Tax Assessment Act 1936).

           (b) Any payment required to be made by the Warrantor to the Purchaser under CLAUSE 4.8(a) must be made immediately upon the Warrantor receiving notice in writing from the Purchaser that the Purchaser has received a notice or other demand requiring an amount to be paid by it on account of withholding tax or income tax upon the Purchase Price.


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                                                            SHARE SALE AGREEMENT


           (c) Nothing in this CLAUSE 4.8 limits in any way rights which the Purchaser may have against the Warrantor under the Income Tax Assessment Act 1936 or any other law in relation to taxation.

4.9        INDEMNITY REGARDING BELGIAN TAX RESIDENCY

           The Vendor Guarantor indemnifies the Purchaser against any loss, cost, liability, expense or damage the Purchaser suffers or incurs as a result of the Company not being solely tax resident in Belgium at all times whilst the shares in the Company have been held by any member of the Vendor Group.

5.         COMPLETION

5.1        TIME AND PLACE

           If all the Conditions have been fulfilled or waived under CLAUSE 2, Completion will take place at 10.00am on the later of 28 February 2002 and the second Business Day immediately following the date on which the last of the Conditions have been fulfilled or waived at the offices of Minter Ellison, 88 Phillip Street, Sydney, NSW 2000 or at another time and place agreed by the parties in writing.

5.2        WARRANTOR'S OBLIGATIONS

           At or before Completion, the Warrantor must:

           (a) deliver to the Purchaser copies of the following documents:

                      (i) minutes of a directors' meeting of the Company to convene a shareholders meeting to approve the transfer of the Shares to the Purchaser;

                      (ii) a waiver by the directors and auditor of the Company of their rights to be convened to the shareholders meeting of the Company;

                      (iii) letters to the Minister of Economic Affairs, the Minister of Finance and the Minister of Economic Affairs of the Brussels Region notifying such ministers of the Transaction;

                      (iv) minutes of a shareholders meeting of the Company indicating that the transfer of the Shares to the Purchaser was approved by at least half of the shareholders in the Company owning at least 75% of the Shares, in each case, in the form reasonably required by the Purchaser and in accordance with the laws of Belgium;

           (b) produce to the Purchaser copies of any power of attorney under which any of the Vendor Guarantor and the Vendors execute this agreement and any document required to be entered into by this agreement and entered into by any of them on or prior to Completion;

           (c) cause the persons notified in writing by the Purchaser to the Vendors before Completion to be appointed (conditional upon those persons first having provided a written consent to act) as directors of the Company and of each Target Group Company with effect from Completion (and in relation to NTLT


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                                                                   NTL AUSTRALIA
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                      and SPT, only insofar as consistent with the terms of the
                      shareholders agreements amongst the shareholders of NTLT and SPT);

           (d)        cause the resignation of each of the persons named in
                      SCHEDULE 2 as directors of the Company and of each Target Group Company with effect from Completion (and in relation to NTLT and SPT, only insofar as consistent with the terms of the shareholders agreement amongst the shareholders of NTLT and SPT);

           (e) deliver to the Purchaser the statutory books and register, the certificate of registration and any common seal of the Company and each Target Group Company;

           (f) if the Bank Facility is to be repaid in full at Completion, procure the delivery by the trustee for the security granted by the Target Group in respect of the Bank Facility of discharges of that security and ASIC Forms 312, unless the Purchaser elects to retain that security;

           (g) if required by the Purchaser, cause the board of directors of each Target Group Company to resolve that the registered office of each member of the Target Group Company be changed to the address specified by the Purchaser; and

           (h) any other document reasonably required by the Purchaser to transfer title to the Shares.

5.3        REGISTRATION OF TRANSFER OF SHARES

           The Vendors and the Purchaser agree to do and to cause on their behalf or on behalf of the Company, Peeters Advocaten-Avocats more specifically Ilse Vande Valde and/or Muriel Baudoncq to do all such acts and things that may be necessary or useful in connection with the transfer of the Shares to the Purchaser under this agreement including:

           (a) any and all necessary notifications and registrations in connection with the Transaction;

           (b) the registration on Completion of the transfer of the Shares in the shareholders' register of the Company, in accordance with the laws of Belgium; and

           (c) the issuing of appropriate shareholder's certificate to the Purchaser.

5.4        OBLIGATIONS OF THE PURCHASER

           The Purchaser must at Completion:

           (a) pay the Initial Purchase Price less the Deferred Amount to the Vendors in accordance with CLAUSE 4.6;

           (b) procure the payment of, the SPV Inter-Company Debt Amount by way of repayment of the SPV Inter-Company Debt, in accordance with CLAUSE 4.6; and

           (c) procure the payment of, the UK Inter-Company Debt Amount (less $1,141,440 in respect of withholding tax on that part of the UK Inter-Company Debt Amount which represents payment by NTLA for knowhow, which amount


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                                                                   NTL AUSTRALIA
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                      must be paid to NTLA) by way of repayment of the amount
                      owing by NTLA to ntl Group Limited, in accordance with CLAUSE 4.6.

5.5        SIMULTANEOUS ACTIONS AT COMPLETION

           In respect of Completion:

           (a) the obligations of the parties under this agreement are interdependent;

           (b) all actions required to be performed will be taken to have occurred simultaneously on the Completion Date; and

           (c) the Purchaser need not complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

5.6        SCHEDULED COMPLETION DATE

           The date on which Completion is required to take place in accordance with CLAUSE 5.1 is referred to in CLAUSE 5.7 as the 'scheduled Completion Date' which expression shall include any later date set for Completion in accordance with CLAUSE 5.7.

5.7        COMPLETION OBLIGATIONS BREACHED

           If at the scheduled Completion Date:

           (a) the Purchaser shall not have complied in any material respect with any of its obligations under CLAUSE 5.4, the Vendors shall be entitled, at their discretion; or

           (b) if either Vendor shall not have complied in any material respect with its obligations under CLAUSE 5.2, the Purchaser shall be entitled, at its discretion;

           in either case:

           (c) to defer Completion to any subsequent Business Day falling not more than 10 Business Days after the scheduled Completion Date or any later date set for Completion in accordance with this clause. In such event this CLAUSE 5.7 shall apply to the scheduled Completion Date so deferred;

           (d) if applicable, to waive the requirement to fulfil those obligations, in whole or in part, and following such waiver to complete the sale and purchase of the Shares in accordance with CLAUSES 5.2 and 5.4;

           (e) so far as practicable, to complete the sale and purchase of the Shares, in accordance with CLAUSES 5.2 and 5.4; or

           (f)        to terminate this agreement in accordance with CLAUSE 17.

5.8        DISCHARGE OF INTER-COMPANY DEBTS

           Payment by the Purchaser of the amounts referred to in CLAUSE 5.4(b) and CLAUSE 5.4(c) in accordance with CLAUSE 4.6 will constitute full discharge in respect of the SPV Inter-Company Debt, any amounts owing on inter-company account by NTLA to ntl Group


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                                                                   NTL AUSTRALIA
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           Limited at Completion and any other amounts owing by the Company, the
           Target Group or SPT to any member of the Vendor Group at Completion.

6.         COMPLETION ACCOUNTS

6.1        COMPLETION ACCOUNTS

           The Purchaser must as soon as practicable, and in any event no later than 20 Business Days after the Completion Date, prepare and give the draft Completion Accounts to the Auditors.

6.2        BASIS OF PREPARATION

           The Completion Accounts must be prepared, and the Net Assets Amount must be calculated, in accordance with the accounting policies set out in SCHEDULE 5.

6.3        AUDIT

           The Vendor Guarantor and the Purchaser must jointly instruct the Auditors to audit the Completion Accounts on that basis and to complete the audit as soon as practicable and in any event within 15 Business Days after delivery of the draft Completion Accounts to the Auditors. As soon as the audit is complete, the Purchaser must send a copy of the audited Completion Accounts to the Vendor Guarantor.

6.4        ACCESS TO INFORMATION

           (a) The Purchaser must ensure that all information and assistance requested by the Auditors is given to them to audit the Completion Accounts and must permit representatives of the Auditors to have reasonable access to, and take extracts from or make copies of the Records in the Purchaser's or Target Group's possession or control, to audit the Completion Accounts.

           (b) The Purchaser must permit representatives of the Vendor Guarantor to have reasonable access to, and take extracts from or make copies of the, Records in the Purchaser's or Target Group's possession or control to review the audited Completion Accounts served on it by the Purchaser.

6.5        REVIEW OF COMPLETION ACCOUNTS

           If no Dispute Notice is given under CLAUSE 6.6 within 10 Business Days after the date on which the audited Completion Accounts are given to the Vendor Guarantor ('FINAL OBJECTION DATE'), those accounts will be taken to be the final Completion Accounts and the Net Assets Amount in those accounts will be final and binding on the parties. If the Vendor Guarantor or the Purchaser disputes the Completion Accounts before the Final Objection Date, the dispute will be determined in accordance with CLAUSE 6.6.

6.6        DISPUTE RESOLUTION PROCEDURE

           (a) If the Vendor Guarantor or the Purchaser disputes the Completion Accounts, the relevant party must give the other a notice ('DISPUTE NOTICE') before the Final Objection Date setting out:

                      (i)        reasonable details of each matter in dispute;
                                 and


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                                                            SHARE SALE AGREEMENT


                      (ii)       the reasons why each matter is disputed.

           (b) Once the Vendor Guarantor or the Purchaser has given a Dispute Notice, the relevant party may not dispute any further items or amounts in the Completions Accounts.

           (c) If the Vendor Guarantor and the Purchaser have not resolved the dispute within 10 Business Days after the date the Dispute Notice was given, they must promptly submit the matter or matters in dispute to the Independent Accountant for determination.

           (d) The identity of the Independent Accountant must be agreed by the Vendor Guarantor and the Purchaser. If the Vendor Guarantor and the Purchaser cannot agree within 5 Business Days of the Purchaser giving the Purchaser Response to the Vendor Guarantor, then the Independent Accountant will be nominated, at the request of either the Vendor Guarantor or the Purchaser, by the President of the Institute of Chartered Accountants (New South Wales Branch).

           (e) The disputed matters must be referred to the Independent Accountant by written submission which must include the Completion Accounts, the Dispute Notice, and an extract of the relevant provisions of the agreement. The Independent Accountant must also be instructed to finish its determination no later than 15 Business Days after its appointment (or another period agreed by the parties). The Vendor Guarantor and the Purchaser will each be entitled to submit written representations to the Independent Accountant.

           (f) The parties must promptly give the Independent Accountant any information, assistance and cooperation requested in writing by the Independent Accountant in connection with its determination. All correspondence between the Independent Accountant and a party must be copied to the other parties.

           (g) The Independent Accountant must act as an expert and not as an arbitrator and its written determination will be final and binding on the parties in the absence of manifest error and the Completion Accounts will be deemed to be amended accordingly and will be taken to comprise the final Completion Accounts.

6.7        COSTS

           The costs of the:

           (a)        Auditors in preparing the Completion Accounts; and

           (b)        the Independent Accountant (if instructed),

           will be borne by the Vendor Guarantor as to one half, and the Purchaser as to one half.

7.         OBLIGATIONS PRIOR TO COMPLETION

7.1        CONTINUITY OF BUSINESS

           Subject to CLAUSE 7.3, and except to the extent contemplated or required under this agreement or as otherwise agreed in writing between the Vendors and the Purchaser prior to execution of this agreement, the Vendors must procure until Completion that:


                                       16
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                                                                   NTL AUSTRALIA
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           (a)        the Company does not trade, does not incur any liabilities or obligations and does not acquire or dispose of any asset (or enter into any contract, agreement or understanding in relation to any of those things);

           (b) the Business is in all material respects conducted in the ordinary course of business and in compliance in all material respects with all applicable laws and regulations and that each Target Group Company uses best endeavours to preserve the Business, keep available the services of current officers and other key employees, and preserve the relationships of the Target Group and SPT with those persons having business dealings with them;

           (c) each Target Group Company and SPT takes all reasonable steps to preserve and protect its assets in accordance with its normal business practices as at the date of this agreement;

           (d) each Target Company and SPT must do all things reasonably necessary to maintain all Permits required to conduct the Business and not do anything to jeopardise or compromise the retention of those Permits; and

           (e) no other action is taken by any Target Group Company or by SPT which is inconsistent with the provisions of this agreement or the consummation of the Transaction.

7.2        PURCHASER CONSENT REQUIRED

           Without prejudice to CLAUSE 7.1 but subject to CLAUSE 7.3, the Vendors must until Completion procure that no Target Group Company shall (and the Company and SPT shall not), except to the extent contemplated or required by this agreement or as otherwise agreed in writing between the Vendors and the Purchaser prior to execution of this agreement, take any of the following steps without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

           (a) admit any person as a member (whether by subscription, transfer or transmission) or issue any shares, options or securities which are convertible into shares;

           (b) make any increase or reduction or other alteration whatsoever (including by way of redemption, purchase, sub-division, consolidation or redesignation) of its share capital or grant any option to subscribe for or acquire any of its shares or issue any securities convertible into any of its shares;

           (c) liquidate any subsidiary, or take any steps towards the liquidation of any subsidiary;

           (d) otherwise than in the ordinary course of the Business, sell, lease, transfer, license or otherwise dispose or agree or commit to dispose of or purchase, lease, license or otherwise acquire or agree or commit to acquire assets, businesses or undertakings (or any interest in any of them) of more than $1 million in aggregate whether by a single transaction or by a series of transactions (related or not);

           (e) amend the terms of employment or engagement of a director, other officer or senior employee or provide a gratuitous payment or benefit to a director, officer or senior employee (or any of their dependants);


                                       17
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                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


           (f) enter into, or increase or extend any liability under, any guarantee or indemnity given in respect of the obligations of NTLT or any person outside the Target Group;

           (g) amend, vary, waive or breach any material provision of, fail to enforce, or terminate (or give notice to terminate), or take any action that may result in the termination or cancellation of any material contract to which any Target Group Company is a party;

           (h) enter into any contract which is material to any Target Group Company;

           (i) other than in the ordinary course of the Business, grant, create or allow to arise any charge, security, lien or encumbrance over any of its assets (other than charges arising by operation of law in the ordinary and normal course of trading).

           (j) pay any dividend or any management fee or similar amount (other than between Target Group Companies, excluding
                      NTLT), or distribute or return any capital to its members or repay any of the SPV Inter-Company Debt, any amounts owing on inter-company account by NTLA to ntl Group Limited or any other amounts owing by the Company, the Target Group or SPT to any member of the Vendor Group (excluding the Company and the Target Group), (save for the repayment of $35 million of the SPV Inter-Company Debt on or around 22 February 2002);

           (k) alter its constitution or equivalent constituent documents; and

           (l) authorise, or commit or agree to take, any of the foregoing actions.

7.3        EXCEPTIONS

           CLAUSES 7.1 and 7.2 do not:

           (a) prevent funding to NTLT in accordance with the funding obligations which, at the date of this agreement, any Target Group Company is legally committed to provide to NTLT, as set out in Attachment 6 to the Disclosure Letter;

           (b) oblige any member of the Vendor Group to take or prohibit action in relation to NTLT to the extent it is unable to do so under the terms of the shareholders agreement between the shareholders of NTLT;

           (c) prevent funding to SPT in accordance with the funding obligations which, at the date of this agreement, any Target Group Company as legally committed to provide to SPT; and

           (d) oblige any member of the Vendor Group to take or prohibit action in relation to SPT to the extent it is unable to do so under the terms of the shareholders agreement between the shareholders of SPT.

7.4        ACCESS TO BUSINESS AND RECORDS

           The Vendor must, upon reasonable notice, allow the Purchaser, its employees, agents and representatives reasonable access to the Administrative Properties, the Tower Sites, and the Records at all reasonable times before Completion to enable the Purchaser, as is


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                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


           reasonably necessary, to become familiar with the Business and the affairs of SPT and the Target Group.

7.5        PURCHASER'S OBLIGATIONS

           The Purchaser must ensure that any access under CLAUSE 7.4 is exercised and conducted in a manner to avoid unreasonable disruption to the conduct of the Business and the activities and operations of the Target Group and its employees.

7.6        RIGHT TO CONSULT

           For the purposes of CLAUSE 7.4, the Purchaser may:

           (a) consult with the Managing Director and Finance Director of NTLA Holdings; and

           (b) with the prior consent of the Vendors (which consent may not be unreasonably withheld), consult with senior employees of the Target Group.

8.         RELEASE OF VENDOR GROUP GUARANTEES

           The Purchaser:

           (a) must, from the date of this agreement, use reasonable efforts to procure the release of each member of the Vendor Group (other than the Target Group) from each of the Vendor Group Guarantees with effect from Completion; and

           (b) pending such release but following and subject to Completion, indemnifies the Vendor Guarantor (for itself and as trustee for each member of the Vendor Group) from and against any Claim or Liability arising out of the Vendor Group Guarantees that may be suffered or incurred by any member of the Vendor Group (other than the Target Group) which relates to events or circumstances occurring after Completion, other than events or circumstances which constitute a breach of Warranty.

9.         WARRANTIES BY NTL SPAIN

9.1        WARRANTIES

           Subject to CLAUSES 9.2 and 9.4, the Warrantor warrants to the Purchaser that each of the Warranties is true and accurate at the date of this agreement and immediately prior to Completion by reference to the facts and circumstances then subsisting.

9.2        QUALIFICATION

           The Warranties are given subject to and are qualified by the Disclosure Letter.

9.3        WARRANTOR'S KNOWLEDGE

           Where any statement in the Warranties is qualified by the expression 'to the best of the knowledge, information and belief of the Warrantor' or 'so far as the Warrantor is aware' or any similar expression, the Warrantor shall be deemed only to have knowledge of anything of which John Morrish has actual knowledge and of which any of Clive


                                       19
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                                                                   NTL AUSTRALIA
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           Morton, John Higginbottom, Tom Bennie, Graeme Barclay, Peter Douglas
           or David Green has actual knowledge or would have had such knowledge had he made reasonable inquiries having regard to his position and responsibilities.

9.4        ACKNOWLEDGMENTS

           The parties agree that:

           (a) the Purchaser has had the opportunity to conduct, and has conducted, due diligence investigations in relation to the Target Group, SPT and the Business before the date of this agreement;

           (b) the only warranties on which the Purchaser has relied on in entering into this agreement are those set out in
                      SCHEDULE 3 and CLAUSE 13;

           (c) to the extent permitted by law, all other warranties, representations and undertakings (whether express or implied and whether oral or in writing) made or given by the Vendor Guarantor, the Warrantor, any Target Group Company or their respective employees, agents or representatives are expressly excluded;

           (d) (for the avoidance of doubt) no warranty or representation, express or implied, is given in relation to any expression of opinion, intention or expectation or any forecast or projection contained or referred to in the Data Room Documents; and

           (e) the only person entitled to make a Warranty Claim under this agreement is the Purchaser or any permitted assignee under CLAUSE 19.2.

9.5        INDEMNITY

           (a) Without prejudice to CLAUSE 9.21 and the other provisions of this CLAUSE 9 in relation to Warranty Claims, the Warrantor indemnifies the Purchaser, the Company and each Target Group Company against any claim, action, damage, loss, liability, cost, charge, expense or outgoing which the Company or any Target Group Company pays, suffers, incurs or is liable for in respect of any breach of Warranty.

           (b) The Purchaser holds the benefit of the indemnity in CLAUSE 9.5(a) on trust for itself and for the Company and each Target Group Company.

9.6        RESTRICTED SCOPE OF WARRANTIES

           Save for the Warranties set out in PARAGRAPHS 5 and 17 of SCHEDULE 3, the only Warranties given in relation to:

           (a) real property, environmental matters and compliance with laws relating to real property and environmental matters are those Warranties contained in PARAGRAPHS 8 and 9 of
                      SCHEDULE 3 provided that this CLAUSE 9.6(a) does not apply to the extent that assets of the Target Group or SPT are 'real property' by reason of constituting fixtures;

           (b) Intellectual Property Rights are those Warranties contained in PARAGRAPH 10 of SCHEDULE 3;


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                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


           (c)        Taxation are those Warranties contained in PARAGRAPH 16 of
                      SCHEDULE 3; and

           (d) superannuation are those Warranties contained in PARAGRAPH 15 of SCHEDULE 3.

9.7        PROVISIONS AND RECOVERIES

           Despite any other provision of this agreement, the Warrantor has no Liability for a Warranty Claim to the extent that (but only to the extent that):

           (a) the Warranty Claim is set off against and deducted from the Deferred Amount;

           (b) the subject matter of the Warranty Claim is provided for or fairly disclosed in the Accounts or the Purchaser receives a payment under CLAUSE 4.2(a) in respect of the subject matter of the Warranty Claim;

           (c) any amount the subject of the Warranty Claim is recovered under an insurance policy in favour of any Target Group Company.

9.8        FINANCIAL LIMITS

           The Warrantor has no Liability for a Warranty Claim:

           (a) unless the Liability of the Warrantor in respect of such Warranty Claim (or series of related Warranty Claims (eg stamp duty claims)) is $500,000 or more; and

           (b) until the aggregate amount of the Liability of the Warrantor in respect of all Warranty Claims (excluding Warranty Claims for which the Warrantor has no Liability under CLAUSE 9.8(a)) exceeds $8.5 million, in which case the Warrantor shall be Liable (subject always to the other provisions of this CLAUSE 9) for the full amount and not only for the excess over $8.5 million.

9.9        MAXIMUM AGGREGATE LIABILITY

           The maximum Liability of the Warrantor (including legal costs and expenses incurred in satisfying, settling or defending the Warranty Claim), as a result of Warranty Claims is limited to an amount equal to $850 million.

9.10       TIME LIMITS

           Except for a Warranty Claim in relation to the Vendors' title to the Shares (where no time limit will apply), the Warrantor has no Liability for a Warranty Claim unless:

           (a) in the case of a Warranty Claim relating to any Warranty other than those in PARAGRAPHS 8.1(a) and 16 (Taxation) of
                      SCHEDULE 3, the Purchaser has given written notice of the Warranty Claim to the Warrantor under CLAUSE 9.11 on or before 30 September 2003;

           (b) in the case of a Warranty Claim relating to any Warranty in PARAGRAPH 8.1(a) or PARAGRAPH 16 (Taxation) of SCHEDULE 3, the Purchaser has given written notice of the Warranty Claim to the Warrantor under CLAUSE 9.11 on or before the sixth anniversary of the Completion Date; and


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                                                                   NTL AUSTRALIA
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           (c)        in either case, unless the Warranty Claim has been settled or legal proceedings in a court of competent jurisdiction in respect of the Warranty Claim have been commenced by the Purchaser against the Warrantor within six months of the Warranty Claim being notified by the Purchaser to the Warrantor.

9.11       NOTICE OF POTENTIAL WARRANTY CLAIM

           If the Purchaser becomes aware of anything which is or may be reasonably likely to give rise to a Warranty Claim under this CLAUSE 9, it must notify the Warrantor in writing (CLAIM NOTICE):

           (a) setting out the act, matter or thing relied on as giving rise to the Warranty Claim, the Warranty the subject of the Warranty Claim and all relevant details of the Warranty Claim; and

           (b) within 20 Business Days after it has first come to the Purchaser's attention.

           For the avoidance of doubt, breach by the Purchaser of this CLAUSE
           9.11 will not prejudice the Purchaser's right to make a Warranty
           Claim.

9.12       DOUBLE CLAIMS

           (a) The Warrantor has no Liability for a Warranty Claim to the extent that the loss occasioned by the fact, matter, event or circumstance giving rise to such Warranty Claim is recovered under any other provision of this agreement or any of the other agreements to be entered into pursuant to this agreement.

           (b) If the same fact, matter, event or circumstance gives rise to more than one Warranty Claim, no member of the Purchaser Group is entitled to recover more than once in respect of the same loss arising out of such fact, matter, event or circumstance.

9.13       CHANGES AFTER THE DATE OF THIS AGREEMENT

           The Warrantor shall not be liable for any Warranty Claim to the extent that (but only to the extent that) it arises, or is increased or extended by:

           (a) any change to legislation, any decision of any court or tribunal, any increase in rates of Taxation or any change in the published practice of a Taxation authority, in each case made on and/or after the date of this agreement (provided in each case the previously applying law or practice has been complied with by the Target Group);

           (b) any change in the financial year end of any member of the Purchaser Group made on and/or after Completion;

           (c) any change in any accounting policy or practice of any member of the Purchaser Group made on and/or after Completion, save where such change is required to conform such policy or practice with generally accepted policies or practices or where such change is necessary to correct an improper policy or practice;

           (d) any cessation of, or any change in, the nature or conduct of any business carried on by any member of the Purchaser Group being a cessation or change


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                      occurring on and/or after Completion and not as a direct
                      result of the subject matter of the Warranty Claim; or

           (e) any act, omission or transaction outside the ordinary and usual course of business which is carried out or effected by, or at the request or with the approval of any member of the Purchaser Group (or any of their respective directors or authorised officers or employees), other than any act, omission or transaction contemplated by this agreement.

9.14       RIGHTS OF THE WARRANTOR

           (a) The Warrantor, subject to this CLAUSE 9.14, is in respect of an act, matter or thing notified by the Purchaser under CLAUSE 9.11, where that act, matter or thing relates to an actual or threatened Claim from a third party, entitled to elect by written notice given to the Purchaser within 10 Business Days of receipt of a Claim Notice to (at the Warrantor's cost):

                      (i)        take over the conduct of the Claim; and

                      (ii) take such actions as the Warrantor may decide about it, including the right to negotiate, defend and/or settle the Claim and to recover costs incurred as a consequence of the Claim from any person.

           (b) Where the Warrantor takes over the conduct and/or defence of any claim under this CLAUSE 9.14, the Warrantor must:

                      (i) afford the Purchaser the opportunity to consult with the Warrantor on all matters of significance for the goodwill of the Business; and

                      (ii) at reasonable and regular intervals provide the Purchaser with written reports concerning the conduct, negotiation, control, defence and/or outcome or settlement of the Claim.

           (c) The Purchaser must, and must procure that the Company and each Target Group Company must, provide the Warrantor with access to (with the right to take copies) and make available to the Warrantor all relevant personnel, relevant documents, books and records reasonably required for the purpose of the conduct of any Claim under CLAUSE 9.14(a).

9.15       RIGHTS OF THE PURCHASER

           If the Purchaser gives the Warrantor a Claim Notice falling within CLAUSE 9.14(a) and the Warrantor does not elect to take over the control of a Claim under CLAUSE 9.14, the Purchaser may take such actions as the Purchaser may decide about it, including the right to negotiate, defend and/or settle the Claim and to recover costs incurred as a consequence of the Claim from any person, provided that:

           (a) the Purchaser must at reasonable and regular intervals provide the Warrantor with written reports concerning the conduct, negotiation, control, defence and/or settlement of the Claim and must not settle the Claim without the prior approval of the Warrantor which must not be unreasonably withheld;


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                                                                   NTL AUSTRALIA
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           (b)        the Purchaser must afford the Warrantor the opportunity to consult with the Purchaser on matters of significance in relation to the conduct, negotiation and settlement of the Claim; and

           (c) the Warrantor must render to the Purchaser, at the Purchaser's expense (but without prejudice to the Purchaser's ability to seek recovery of that expense under a Warranty Claim), all such assistance as the Purchaser may reasonably require in disputing any Claim.

9.16       CONDUCT OF CLAIM INDEMNITY

           (a) The Warrantor indemnifies the Purchaser, the Company, SPT and the Target Group against all Liabilities incurred by, or awarded against, any of them arising out of the conduct of the Warrantor under CLAUSE 9.14 or acts required or requested of any of them in respect of the same, as and when they fall due, including legal costs and disbursements of the relevant entity's lawyers.

           (b) The restrictions on the Warrantor's Liability in respect of Warranty Claims in this CLAUSE 9 do not apply in relation to the indemnity in CLAUSE 9.16(a).

           (c) The Purchaser holds the benefit of the indemnity in CLAUSE 9.16(a) on trust for itself and for the Company, SPT and each Target Group Company.

9.17       NOTIFICATION OF CREDIT BY THE PURCHASER

           If any payment in respect of a Warranty Claim under the Warranties is made to the Purchaser by or on behalf of the Warrantor and after the payment is made the Purchaser receives any benefit or credit by reason of the matters to which the Warranty Claim relates, then the
           Purchaser:

           (a) must immediately notify the Warrantor of the benefit or credit; and

           (b) provided there are no outstanding Warranty Claims by the Purchaser (in which case, the Purchaser may apply the amount of the benefit or credit by way of set-off against such Warranty Claims), pay to the Warrantor an amount equal to that paid to the Purchaser by or on behalf of the Warrantor or (if less) the amount of the benefit or credit received by the Purchaser, and the Purchaser's payment will be treated as a credit against the Warrantor's maximum aggregate liability under CLAUSE 9.9.

9.18       REMEDIABLE BREACHES

           The Warrantor will have no Liability for any Warranty Claim to the extent that the fact, matter, event or circumstance giving rise to such Warranty Claim is remediable and is remedied by or at the expense of the Warrantor within 60 Business Days of the date on which the relevant notice of the Claim is given to the Warrantor. Subject to the other limitations on Warranty Claims in this CLAUSE 9, the Warrantor will remain liable in respect of all loss and damage suffered or incurred by the Company or a Target Group Company prior to the relevant fact, matter, event or circumstance being remedied to the extent such loss and damage is not itself remedied or reimbursed.


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9.19       REIMBURSEMENT OF CLAIMS

           If, after the Warrantor has made any payment in respect of a Warranty Claim, the recipient of that payment becomes entitled to recover from a third party (whether by payment, discount, credit, relief or otherwise) a sum which is referable to that payment by the Warrantor (RECOVERY AMOUNT), then upon actually receiving the Recovery Amount, the Purchaser must promptly repay (or procure the repayment) to the Warrantor so much of the Recovery Amount (after deduction of the recipient's reasonable costs of recovery) as does not exceed the amount paid by the Warrantor. The amount of the repayment must be deducted from the Warrantor's aggregate Liability in any future determination as to whether the financial cap in CLAUSE 9.9 has been exceeded.

9.20       UNASCERTAINABLE CLAIMS

           Except as provided in this CLAUSE 9.20, the Warrantor will have no Liability for any Warranty Claim which arises by reason of a Liability which, at the time when the relevant Claim Notice is given, is contingent only or is otherwise not capable of being quantified. The Warrantor will not be Liable to make any payment in respect of any such Warranty Claim:

           (a) unless and until the Liability becomes an actual Liability or (as the case may be) becomes capable of being quantified; and

           (b) unless the Liability becomes an actual Liability on or before the sixth anniversary of the Completion Date.

9.21       MITIGATION

           The Purchaser must take, and must procure that each other member of the Purchaser Group takes, all reasonable action to mitigate any loss suffered by it which would, could or might result in a Warranty Claim against the Warrantor.

9.22       DEBT CLAIMS

           If the Warrantor makes any payment in relation to a Warranty Claim for any unpaid debt due to any member of the Purchaser Group then, if the Warrantor so elects, the Purchaser must (or must procure that the relevant member of the Purchaser Group must) assign the benefit of the debt to the Warrantor for a nominal consideration.

9.23       EFFECT OF PAYMENT

           A payment to the Purchaser under this CLAUSE 9 is, to the extent possible, to be treated as a reduction in the Purchase Price.

9.24       SURVIVAL

           The provisions of this CLAUSE 9 remain in full force and effect after Completion.


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10.        USE OF NTL NAME AND LOGO

10.1       CESSATION OF USE

           Subject to CLAUSE 10.2, the Purchaser shall procure that, as soon as reasonably practicable after the Completion Date and in any event within 9 months after such date (in the case of CLAUSES 10.1(a) and 10.1(b)) or 6 months after such date (in the case of CLAUSE 10.1(c)):

           (a) the Target Group shall cease in any manner whatsoever to use or display any trade or service marks, trade or service names, registered designs or logos used or owned by any member of the Vendor Group including without limitation the "ntl" logo or any confusingly similar mark, design, name or logo;

           (b) without prejudice to the generality of CLAUSE 10.1(a), the Purchaser shall cease in any manner whatsoever to use or display the name "ntl" or any name which is similar or confusingly similar with such word; and

           (c) the name of any Target Group Company which includes the words "ntl" shall be changed to a name which does not include such word (or any word which is similar or confusingly similar with such word), except that the use or display of any trade or service marks, trade or service names, registered designs or logos used or owned by any member of the Vendor Group including without limitation the "ntl" logo or any confusingly similar mark, design, name or logo may continue until the date 18 months after the Completion Date:

                      (i)        on the name plates installed at Tower Sites;
                                 and

                      (ii) to the extent that any change to or removal of signage installed on the Administrative Properties requires planning or development consent.

10.2       NTLT NAME

           The obligation of the Purchaser under CLAUSE 10.1 insofar as it relates to NTLT shall be to use its best endeavours to ensure the provisions of CLAUSE 10.1 are complied with.

11.        POST COMPLETION ARRANGEMENTS

11.1       RECORDS AND VENDOR'S RIGHTS OF ACCESS

           On and after Completion the Vendor:

           (a) may retain copies of any Records and will have the right, at all reasonable times, on reasonable notice and at the sole cost of the Vendor, to access, and to take copies of, any Records reasonably necessary for it to comply with any applicable law (including, without limitation, any applicable law relating to Tax) and to prepare Tax or other returns required of it by law or for the purpose of dealing with the accounting, Taxation, financial or insurance affairs of the Vendor Group or (in respect of pre-Completion matters) of the Target Group; and


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                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


           (b) will have the right, at all reasonable times, on reasonable notice and at the sole cost of the Vendor, to access, and to take copies of, any Records for the purpose of disputing or defending any Claim that may be made against the Vendor, provided that any such copies of Records or information obtained from such Records must be kept confidential and used solely for the above purposes.

11.2       CONDUCT UNTIL TRANSFERS ARE REGISTERED

           After Completion and until the Shares are registered in the name of the Purchaser, the Vendors must:

           (a)        convene and attend general meetings of the Company; and

           (b) vote at general meetings and take all other action in the capacity of the registered holder of the Shares,

           as the Purchaser may lawfully require from time to time by notice in writing to the Vendors.

11.3       CHANGE OF CONTROL PROVISIONS

           Where any property lease, commercial contract or other agreement to which any Target Group Company or SPT is a party requires the consent of any person to the change of ownership of the Target Group contemplated by this agreement, the Vendors and the Vendor Guarantor must provide reasonable assistance to the Purchaser and the Target Group in seeking and obtaining that consent.

11.4       TECHNICAL SUPPORT

           The Vendor Guarantor must procure that from the Completion Date technical assistance is provided in relation to the Business of the type, for the duration and on the basis set out in SCHEDULE 4. The parties agree to negotiate in good faith to procure that an agreement is entered into between the appropriate members of the Vendor Group and the Target Group setting out in full the terms and conditions relating to the provision of technical assistance as envisaged by this clause, such agreement to be put in place as soon as reasonably practicable.

11.5       REIMBURSEMENT REGARDING SECONDEES

           In consideration of the Target Group continuing to make available to Tom Bennie and his family the house at 9 Sandford Road, Turramurra, NSW 2074 currently leased by NTLA and continuing to make available to Ian Barker and his family the house in Sydney which they currently occupy, and currently leased by NTLA, in each case until expiry of the relevant lease, the Vendor Group will not seek reimbursement from Completion from the Target Group for the provision of the services of Tom Bennie and Ian Barker in relation to the provision of technical support as envisaged by CLAUSE 11.4 and SCHEDULE 4.


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                                                                   NTL AUSTRALIA
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11.6       DISCHARGE OF RESIGNING COMPANY DIRECTORS

           The Purchaser most procure that at the next annual general shareholders' meeting of the Company following Completion, the then shareholders of the Company shall pass a resolution to discharge the directors of the Company resigning at Completion from liabilities relating to their directorship, in accordance with the laws of Belgium unless there are serious reasons, not known at the date of this agreement, for not doing so.

12.        POST COMPLETION TAX MATTERS

12.1       PREPARATION OF TAX RETURNS

           The Purchaser will, at the Target Group's cost, cause the Company and each relevant member of the Target Group to prepare any outstanding statements or returns in respect of liability to Taxation in any financial year (and any part of a financial year) which ends prior to Completion (each an OUTSTANDING RETURN).

12.2       WARRANTOR'S RIGHTS IN RELATION TO PREPARATION OF OUTSTANDING RETURNS

           The Purchaser must cause the Company or the member of the Target Group which is required to lodge an Outstanding Return:

           (a) to provide to the Warrantor a complete copy of that return prior to lodgment;

           (b) to give the Warrantor access (at the Warrantor's cost) to all books, accounts and records of the Company and the Target Group necessary for the Warrantor to verify the accuracy of the Outstanding Tax Return and its conformance with all relevant laws and regulations; and

           (c) consider in good faith any changes which the Warrantor suggests be made to ensure the Outstanding Return conforms to all relevant laws and regulations.

12.3 WARRANTOR'S RIGHTS IN RELATION TO DEALINGS WITH RELEVANT GOVERNMENTAL AUTHORITIES

           The Purchaser must cause the Company and each member of the Target Group which is required to or which has lodged an Outstanding Return (both before and after the lodgment of that return if applicable):

           (a) to keep the Warrantor informed as to all material matters relating to the lodgment and processing of the Outstanding Return;

           (b) to give the Warrantor reasonable and adequate notice of any discussions proposed with any Governmental Authority in relation to an Outstanding Return and permit the Warrantor to take part in any such discussions;

           (c) to provide to the Warrantor any drafts of any correspondence with any Governmental Authority in relation to an Outstanding Return, give the Warrantor not less than 10 days to comment on that correspondence and (provided they are received promptly) incorporate all reasonable comments of the Warrantor into that correspondence;

           (d) to provide to the Warrantor copies of all correspondence between the Company or the member of the Target Group and a Governmental Authority in relation to an Outstanding Return; and


                                       28
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                                                                   NTL AUSTRALIA
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         (e)      not to agree any aspect of an Outstanding Return with a
                  Governmental Authority unless the Company or the relevant member of the Target Group (as appropriate) has first notified the Warrantor of the proposed terms of that agreement and the Warrantor has given its prior written consent to that agreement (which must not be unreasonably withheld and will be deemed given if no response is received within 10 Business
                  Days after consent is sought).

13.      CAPACITY

         Each party represents and warrants to each other party that:

         (a) it is validly existing under the laws of its place of incorporation or registration;

         (b) it has the power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

         (c) it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement;

         (d) its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms; and

         (e) the execution, delivery and performance by it of this agreement (and any other agreement required to be entered into by it in connection with this agreement) will not:

                  (i) subject to satisfaction of the Conditions, result in a breach of, or constitute a default under, any agreement or arrangement to which it is party or by which it is bound; or

                  (ii) result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

14.      PROTECTION OF GOODWILL

14.1     UNDERTAKING BY THE WARRANTOR

         (a) Subject to CLAUSE 14.2, in consideration for the respective promises of the Warrantor and the Purchaser to each other in this agreement, the Warrantor undertakes to the Purchaser that it will not and will procure that each other member of the Vendor Group (other than the Company and the Target Group) will not for a period of 5 years from the Completion Date do any of the following without first obtaining the written consent of the Purchaser:

                  (i) directly or indirectly carry on in Australia (whether alone or in partnership or joint venture with anyone else) or otherwise be concerned with or interested in (whether as trustee, principal, agent, shareholder, unit holder or in any other capacity), any business similar or competitive with the point to multipoint terrestrial broadcast transmission business of NTLA as carried on at the date of this agreement;


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                                                                   NTL AUSTRALIA
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                  (ii)     directly or indirectly carry on in Australia (whether
                           alone or in partnership or joint venture with anyone
                           else) or otherwise be concerned with or interested in (whether as trustee, principal, agent, shareholder, unit holder or in any other capacity) any business similar or competitive with the carrier wholesale telecommunications service provision carried on at the date of this agreement by NTLT, provided that this provision shall not prevent any member of the Vendor Group from providing similar telecommunications services to corporate and data service customers;

                  (iii) solicit, canvass, induce or encourage any person who was at any time during the six month period ending on the Completion Date an employee of any Target Group Company to leave the employment of the relevant Target Group Company.

14.2     EXCEPTIONS

         (a) CLAUSES 14.1(a)(i) and 14.1(a)(ii) do not prevent any member of the Vendor Group holding an interest of 5% or less in any company listed on any international stock exchange.

         (b)      CLAUSE 14.1(a)(ii) does not prevent any member of the Vendor
                  Group:

                  (i) providing in Australia corporate and data telecommunications services on a point to point basis; and

                  (ii) being concerned with or interested in any business as a result of the acquisition of or by any member of the Vendor Group, or the merger of any member of the Vendor Group with, another entity outside Australia as part of a larger transaction of which the business in Australia is not a material part of the business as a whole.

         (c)      CLAUSE 14.1(a)(iii) shall not apply to:

                  (i) any employee employed in a non-managerial or purely administrative role; and

                  (ii) any recruitment of any person through a recruitment agency (other than where such agencies deliberately target employees covered by the provisions of CLAUSE 14.1) or as a response to a newspaper, web page or other public employment advertisement.

14.3     SEVERABILITY

         If the prohibition or restriction contained in CLAUSE 14.1 is judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of any Target Group Company but would be judged reasonable and necessary if any activity were deleted or the period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.


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14.4     ACKNOWLEDGMENTS BY THE WARRANTOR

         (a) The Warrantor acknowledges that the prohibitions and restrictions contained in this CLAUSE 14 are reasonable in the circumstances and necessary to protect the value of the Shares and the goodwill of the Target Group.

         (b) The Warrantor acknowledges that in relation to this agreement and in particular this CLAUSE 14 it has received legal advice OR has had the opportunity of obtaining legal advice.

         (c) The Warrantor acknowledges that monetary damages alone would not be adequate compensation to the Purchaser for the Warrantor's breach of this CLAUSE 14 and that the Purchaser is entitled to seek an injunction from a court of competent jurisdiction if:

                  (i) the Warrantor fails to comply or threatens to fail to comply with this CLAUSE 14; or

                  (ii) the Purchaser has reason to believe the Warrantor will not comply with this CLAUSE 14.

15.      CONFIDENTIALITY

         15.1     CONFIDENTIAL INFORMATION

         With effect from Completion, the Vendor Guarantor shall, and shall procure that each other member of the Vendor Group shall, in all respects keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or use for its own or any other person's benefit any Confidential Information, provided that:

         (a) such obligation shall not apply to information which comes into the public domain (other than through a breach by the Vendor Guarantor of the provisions of this CLAUSE 15.1);

         (b) any member of the Vendor Group shall be entitled at all times to disclose such information as may be required by law or by any competent judicial or regulatory authority or any Taxation authority or by any securities exchange on which its shares are listed or traded or for the preparation of its financial statements; and

         (c) any member of the Vendor Group shall be entitled to disclose to its directors, officers, employees, agents, auditors or advisers such information as may be necessary to enable them to carry out their duties (conditional upon any such person being informed of the confidential nature of such information and the Vendor Guarantor procuring that such person keeps such information confidential in accordance with this CLAUSE 15.1).

15.2     VENDOR GROUP CONFIDENTIAL INFORMATION

         The Purchaser shall, and shall procure that each member of the Purchaser Group (including, following Completion, the Company and the Target Group) shall, in all respects keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or use for its own or any other person's benefit any confidential information of any member of the Vendor Group (other than, following Completion, the


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         Company and the Target Group) disclosed to the Purchaser by or on behalf of either Vendor or the Vendor Guarantor, provided that:

         (a) such obligation shall not apply to information which comes into the public domain (other than through a breach by the Purchaser of the provisions of this CLAUSE 15.2);

         (b) any member of the Purchaser Group shall be entitled at all times to disclose such information as may be required by law or by any competent judicial or regulatory authority or any Taxation authority or by any securities exchange on which its shares are listed or traded or for the preparation of its financial statements; and

         (c) any member of the Purchaser Group shall be entitled to disclose to its directors, officers, employees, agents, auditors or advisers such information as may be necessary to enable them to carry out their duties (conditional upon any such person being informed of the confidential nature of such information and the Purchaser procuring that such person keeps such information confidential in accordance with this CLAUSE 15.2).

15.3     OTHER CONFIDENTIALITY AGREEMENTS

         (a) In this CLAUSE 15.3, OTHER CONFIDENTIALITY AGREEMENT means an agreement to which the Vendor Guarantor or any other member of the Vendor Group is a party and which regulates the use of Confidential Information provided by the Target Group or any member of the Vendor Group to any third party.

         (b) The Vendor Guarantor, subject to and conditional upon Completion, assigns to the Purchaser all rights, benefits and powers it has under the Other Confidentiality Agreements in relation to Confidential Information, and must ensure that any other members of the Vendor Group who are party to any Other Confidentiality Agreements execute assignments in similar terms in favour of the Purchaser, upon request by the Purchaser.

         (c) The Vendor Guarantor must, from Completion, at the Purchaser's request:

                  (i) give directions to all counterparties to Other Confidentiality Agreements requiring them, to the fullest extent permitted under the relevant Other Confidentiality Agreement, to destroy or return to the Purchaser (as the Purchaser may elect) all copies of Confidential Information and other material containing or derived from Confidential information; and

                  (ii)     take such other action under the Other
                           Confidentiality Agreements as the Purchaser may reasonably require (and on the Purchaser's behalf) and to preserve the confidentiality of the Confidential Information.

16.      ANNOUNCEMENTS

16.1     ANNOUNCEMENT

         The Vendor Guarantor and the Purchaser shall only release the Announcement after 8am (Sydney time) on 22 February 2002 unless otherwise agreed in writing between the Vendor Guarantor and the Purchaser.


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16.2     NO OTHER ANNOUNCEMENTS

         Save as provided in CLAUSES 16.1 and 16.3, no party shall (and the Vendor Guarantor shall procure that each other member of the Vendor Group shall not, without the consent of the Purchaser, and the Purchaser shall procure that each other member of the Purchaser Group and the Purchaser's shareholders and financial backers shall not, without the consent of the Vendor Guarantor) issue any press release or publish any circular to shareholders or any other document or make any public statement before or after Completion, relating to any part of the Transaction or any ancillary matter.

16.3     EXCEPTION

         Nothing in CLAUSE 16.2 shall restrict:

         (a) the Purchaser or any Target Group Company after Completion from informing customers or suppliers or directors, officers or employees of any Target Group Company of the acquisition of the Target Group by the Purchaser;

         (b) any party or any member of the Vendor Group or Purchaser Group (as appropriate) from making any disclosure to any of its directors, officers, employees, agents, auditors or advisers who are required to receive such disclosure to carry out their duties (conditional upon any such person being informed of the confidential nature of such information and the disclosing party procuring that such person keeps such information confidential for as long as the disclosing party is obliged to do so in accordance with this clause);

         (c) any announcement or disclosure required by law or by any competent judicial or regulatory authority or by any Taxation authority or by any securities exchange;

         (d) any announcement or disclosure necessary or desirable in order to satisfy any of the Conditions in accordance with the provisions of this agreement;

         (e) any announcement or disclosure disclosing information which has previously been publicly announced or disclosed in accordance with the provisions of this CLAUSE 16; or

         (f) any announcement or disclosure necessary by any person in order to enforce its rights under this agreement or any other agreement to be entered into pursuant to this agreement.

17.      TERMINATION

17.1     TERMINATION RIGHT

         This agreement may be terminated at any time at or before Completion:

         (a) by the mutual written consent of the Vendor Guarantor and the Purchaser;

         (b) by the Vendor Guarantor or the Vendors, if the Purchaser is in material breach of any of its obligations under this agreement;

         (c) by the Purchaser, if either Vendor or the Vendor Guarantor is in material breach of any of their respective obligations under this agreement;


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                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


         (d) by the Purchaser, if the Purchaser becomes aware (and was not so aware as at the date of this agreement) of any matter which renders (or would render but for termination of this agreement under this clause) the Warrantor Liable for a Warranty Claim (having regard to the provisions of CLAUSE 9) in respect of the Warranties when given on execution of this agreement;

         (e) by the Vendors or the Purchaser, if the Purchaser becomes aware of any matter after execution of this agreement which would render (but for termination of this agreement under this clause), the Warrantor liable for an amount exceeding $50 million for a Warranty Claim or Warranty Claims (having regard to the provisions of CLAUSE 9) in respect of the Warranties when repeated immediately prior to Completion.

17.2     NOTICE OF TERMINATION

         If a party wishes to terminate this agreement pursuant to CLAUSE 17.1, it must do so by serving a written notice to that effect on the other parties. Such notice shall specify the grounds on which this agreement is being terminated.

17.3     NOTIFICATION

         The Warrantor shall notify the Purchaser as soon as reasonably practicable after being notified of or discovering a matter which would entitle the Purchaser to terminate this agreement in accordance with CLAUSE 17.1(D) or CLAUSE 17.1(E).

17.4     NO TERMINATION

         Save as provided in CLAUSE 2.5 and CLAUSE 17.1, this agreement may not be terminated or rescinded.

17.5     SURVIVAL

         CLAUSES 1, 15.2, 16, 19 to 23 (inclusive) and 25 continue to apply after termination of this agreement under this CLAUSE 17.1.

17.6     ACCRUED RIGHTS

         Termination of this agreement under CLAUSE 17.1 does not affect any accrued rights or remedies of a party.

18.      GOODS AND SERVICES TAX

18.1     INTERPRETATION

         Words or expressions used in this CLAUSE 18 that are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the same meaning in this clause.

18.2     GROSS UP OF CONSIDERATION

         (a) Despite any other provision in this agreement, if a supply is made (whether by a Vendor, the Purchaser or the Vendor Guarantor) under or in connection with this agreement on which GST is imposed (not being a supply the consideration for which is specifically described in this agreement as 'GST inclusive'):


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                  (i)      the consideration payable or to be provided for that
                           supply under this agreement but for the application of this clause (GST EXCLUSIVE CONSIDERATION) is increased by, and the recipient of the supply must also pay to the supplier, an amount equal to the GST payable by the supplier on that supply (provided the supplier has first issued a tax invoice to the recipient); and

                  (ii) the amount by which the GST exclusive consideration is increased must be paid to the supplier by the recipient of the supply without set off, deduction or requirement for demand, at the same time as the GST exclusive consideration is payable or to be provided.

         (b) If any person is entitled under this agreement to be reimbursed or indemnified by another party for a cost or expense incurred in connection with this agreement, the reimbursement or indemnity payment must not include any GST component of the cost or expense for which an input tax credit may be claimed by the party entitled to be reimbursed or indemnified, or by its representative member.

19.      ASSIGNMENT

19.1     NO ASSIGNMENT

         Subject to CLAUSE 19.2, a party must not assign or otherwise deal with this agreement or any right under this agreement without the prior written consent of each of the other parties.

19.2     PURCHASER'S ASSIGNMENT RIGHTS

         All or any of the Purchaser's rights under this agreement (including in respect of the Warranties) may be:

(a) assigned to or pledged to any person by way of security for borrowings of the Purchaser Group; and

(b)      assigned to any third party

         provided that in each case, in respect of any assignment of any of the Purchaser's rights under this agreement in respect of the Warranties, such assignment shall be permitted only to the extent that the assignee or pledgee is bound by all of the provisions of CLAUSE 9 in relation to Warranty Claims and that the assignee's or pledgee's rights to recover amounts in respect of any Warranty Claim will be the same as if the Purchaser had not assigned such rights to the assignee or pledged such rights to the pledgee.

20.      WAIVER

20.1     FAILURE TO REQUIRE PERFORMANCE

         The failure of a party at any time to require performance of any obligation under this agreement is not a waiver of that party's right:

         (a)      to claim damages for breach of that obligation; and


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         (b)      at any other time to require performance of that or any other obligation under this agreement,

         unless written notice to that effect is given in accordance with CLAUSE 21.

20.2     WAIVER

         Waiver of any provision of or right under this agreement:

         (a) must be in writing signed by the party entitled to the benefit of that provision or right;

         (b)      is effective only to the extent set out in any written waiver;
                  and

         (c) shall not operate as a waiver of any repetition of any particular breach of a provision of this agreement.

21.      NOTICES

21.1     SERVICE OF NOTICES

         A party giving or serving notice or notifying under this agreement may do so in writing:

         (a) directed to the recipient's address specified in this clause, as varied by any notice; and

         (b) hand delivered or sent by prepaid post (or by prepaid airmail if from one country to another country) or facsimile to that address.

         The parties' addresses and facsimile numbers are:

         PURCHASER:
         Attention:      Shemara Wikramanayake
         Address:        No. 1 Martin Place, Sydney, NSW 2000, Australia
         Facsimile no:   02 8232 3656

         WITH COPIES TO:
         Attention:      Ben Perham
         Address:        No. 1 Martin Place, Sydney, NSW 2000, Australia
         Facsimile no:   02 8232 3656

         AND:

         Attention:      Michael de Guzman
         Address:        No. 1 Martin Place, Sydney, NSW 2000, Australia
         Facsimile no:   02 8232 3656

         VENDORS AND VENDOR GUARANTOR:
         Attention:      Richard Lubasch
         Address:        110 East, 59th Street, 26th Floor New York, NY 10022, USA
         Facsimile no:   +1 212 906 8497


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
         WITH A COPY TO NTL GROUP LIMITED:
         Attention:      Jeff Wyman and Alasdair Steele
         Address:        90 Long Acre, London WC2E 9RA, England
         Facsimile no:   +44 207 909 2012

         AND A COPY TO SKADDEN ARPS SLATE MEAGHER & FLOM LLP
         Attention:      Thomas H Kennedy
         Address:        Four Times Square, New York, NY 10036, USA
         Facsimile no:   +1 212 735 2000

21.2     RECEIPT

         A notice given in accordance with CLAUSE 21.1 is taken to be received:

         (a)      if hand delivered, on delivery;

         (b) if sent by prepaid post, two Business Days (or four Business Days if sent by airmail) after the date of posting; or

         (c) if sent by facsimile, when the sender's facsimile system generates a message confirming successful transmission of the total number of pages of the notice unless, within one Business Day after the transmission, the recipient informs the sender that it has not received the entire notice.

21.3     EXECUTION

         A notice given in accordance with CLAUSE 21.1 is sufficiently signed for or on behalf of a party if:

         (a) in the case of a body corporate, it is signed by a director, secretary or other authorised officer of the body corporate; or

         (b)      in the case of an individual, it is signed by that party.

21.4     OTHER MODES OF SERVICE PERMITTED

         The provisions of this CLAUSE 21 are in addition to any other mode of service permitted by law.

21.5     INTERPRETATION

         In this clause:

         NOTICE includes a demand, request, consent, approval, offer and any other instrument or communication made, required or authorised to be given under this agreement.

22.      GENERAL

22.1     DURATION OF PROVISIONS

         On completion of the transactions contemplated in this agreement, the provisions of this agreement will not merge and, to the extent any provision has not been fulfilled, will remain in force.


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22.2     FURTHER ACTION

         Save as expressly provided by this agreement and any other agreement to be entered into pursuant to this agreement, each party must use reasonable efforts to do all things necessary or desirable to give full effect to this agreement.

22.3     COUNTERPARTS

         This agreement may be executed in any number of counterparts.

22.4     ALTERATION

         This agreement may be altered only in writing signed by each party.

22.5     COSTS

         Each party must bear its own costs of negotiating, preparing and executing this agreement.

22.6     STAMP DUTY AND OTHER TAXES

         (a) In addition to any GST payable by the Purchaser under CLAUSE 18 but subject to CLAUSE 22.6(B), the Purchaser must pay all stamp duty or other Taxes on or in respect of:

                  (i)      this agreement;

                  (ii) any instrument, document or transaction contemplated by this agreement; and

                  (iii) any instrument or document required under any relevant law in connection with any transaction contemplated by this agreement.

         (b) The Vendors must pay any and all stamp duty or other transfer taxes payable in any jurisdiction outside Australia in relation to the transfer of the Shares.

22.7     EXCLUSION OF WARRANTIES AND REPRESENTATIONS

         Each of the parties acknowledges and agrees that:

         (a) it is not entering into this agreement on the basis of, and is not relying on and has not relied on, any statement, representation, warranty or other provision made, given or agreed to by any person (whether a party to this agreement or not) except those expressly repeated or referred to in this agreement; and

         (b) the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this agreement.

22.8     NO EXCLUSION FOR FRAUD

         CLAUSE 22.7 shall not apply to any statement, representation, or warranty made fraudulently or to any provision of this agreement (including for the avoidance of doubt, the Warranties) which was induced by fraud for which the remedies shall be all those


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         available under the law governing this agreement, regardless of the other terms of this agreement.

22.9     NO PARTNERSHIP OR AGENCY

         This agreement shall not be construed as creating any partnership or agency (except where otherwise expressly stated) relationship between any of the parties.

22.10    NO SET-OFF

         Except as otherwise expressly provided, all payments to be made by the parties arising out of or in connection with this agreement (or any other agreement or arrangement required to be entered into by it in connection with this agreement) shall be made in full, without set-off or counterclaim and without any deduction whatsoever except to the extent required by law.

22.11    SUBSEQUENT TRANSFER OF THE COMPANY AND TARGET GROUP COMPANIES

         References in this agreement (or any other agreement to be entered into pursuant to this agreement) to the Purchaser procuring that members of the Purchaser Group take any action shall be deemed to include the Company and members of the Target Group with effect from Completion. If any member of the Purchaser Group shall subsequently sell the Company or any member of the Target Group or the whole or substantial part of the undertaking and assets of the Company or any Target Group Company, the Purchaser undertakes to procure that, to the extent still applicable, the transferee shall enter into similar procurement obligations in favour of the Vendor Guarantor and the other relevant members of the Vendor Group.

23.      GOVERNING LAW

23.1     GOVERNING LAW

         This agreement is governed by the law applicable in New South Wales.

23.2     SUBMISSION TO JURISDICTION AND SERVICE OF PROCESS

         (a) Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

         (b) The Vendors and the Vendor Guarantor each irrevocably appoint Minter Ellison whose address in New South Wales is at Aurora Place, 88 Phillip Street, Sydney NSW 2000, Australia, reference: P Wentworth as its agent to accept service of process in any legal proceeding commenced in the courts of New South Wales relating to any matter arising out of this agreement (PROCESS AGENT).

         (c)      Each of the Vendors and the Vendor Guarantor:

                  (i) may from time to time appoint a replacement of the Process Agent or any replacement Process Agent by giving notice to the Purchaser;

                  (ii) acknowledges that service will be taken to be completed and effective service of process for any legal proceeding brought against it in a New South Wales court relating to any matter arising out of this agreement


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                           on delivery to the Process Agent or any replacement
                           Process Agent (whether or not it is forwarded to the relevant Vendor or Vendor Guarantor, as appropriate); and

                  (iii) if for any reason the Process Agent or any replacement Process Agent ceases to be able to act, or ceases to have an address in New South Wales, agrees to appoint a substitute Process Agent able to act and with an address in New South Wales and to notify the Purchaser of that new Process Agent's acceptance of that appointment and its identity and address.

         (d) Each of the Vendors and the Vendor Guarantor acknowledges that the appointment of the Process Agent or any replacement Process Agent cannot be revoked without the simultaneous appointment of a replacement Process Agent.

24.      VENDOR GUARANTOR'S GUARANTEE

24.1     GUARANTEE

         In consideration of the Purchaser agreeing, at the request of the Vendors and the Vendor Guarantor, to enter into this agreement, the Vendor Guarantor unconditionally and irrevocably guarantees to the Purchaser the payment of the Guaranteed Moneys and the due and punctual performance and observation by the Vendors of all of the obligations contained in or implied under this agreement and any other agreement to be entered into under this agreement which are to be performed and observed by the Vendors or either of them (VENDOR GUARANTEED OBLIGATIONS).

24.2     PAYMENT

         If the Guaranteed Moneys are not paid when due, the Vendor Guarantor must immediately on demand from the Purchaser pay to the Purchaser (or other relevant entity as appropriate) the Guaranteed Moneys in the same manner and currency as the Guaranteed Moneys are required to be paid.

24.3     PERFORMANCE

         If either Vendor fails to perform its obligations under this agreement when they are due, the Vendor Guarantor must immediately on demand from the Purchaser cause the relevant Vendor to perform its obligations under this agreement.

24.4     INDEMNITY

         (a) If any of the Guaranteed Moneys (or amounts which would have been Guaranteed Moneys had they not been irrecoverable) are:

                  (i)      irrecoverable from either Vendor; and

                  (ii) not recoverable by the Purchaser from the Vendor Guarantor on the basis of a guarantee,

                  the Vendor Guarantor as a separate and principal obligation:

                  (iii) indemnifies the Purchaser against any claim, action, damage, loss, liability, cost, charge, expense, outgoing or paYment suffered, paid or


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                           incurred by the Purchaser in relation to the
                           non-payment of those amounts; and

                  (iv) must pay to the Purchaser an amount equal to those amounts.

         (b) The Vendor Guarantor indemnifies the Purchaser against all Liabilities which the Purchaser may now or in the future suffer or incur consequent on or arising directly or indirectly out of any breach or non-observance by either Vendor of any of the Vendor Guaranteed Obligations.

24.5     EXTENT OF GUARANTEE AND INDEMNITY

         (a)      This CLAUSE 24 applies:

                  (i) to the present and future amount of the Guaranteed Moneys and the present and future obligations of the Vendors under this agreement; and

                  (ii) to this agreement, as amended, supplemented, renewed or replaced.

         (b) The obligations of the Vendor Guarantor under this CLAUSE 24 extend to any increase in the Guaranteed Moneys and any change in the Vendor Guaranteed Obligations as a result of:

                  (i) any amendment, supplement, renewal or replacement of this agreement; or

                  (ii)     the occurrence of any other thing.

         (c) This CLAUSE 24 is not affected nor are the obligations of the Vendor GuarAntor under this agreement released or discharged or otherwise affected by anything which but for this provision might have that effect.

         (d)      This CLAUSE 24 applies:

                  (i) regardless of whether the Vendor Guarantor is aware of or has consented to or is given notice of any amendment, supplement, renewal or replacement of any agreement to which either Vendor and the Purchaser are a party or the occurrence of any other thing; and

                  (ii) irrespective of any rule of law or equity to the contrary.

24.6     AVOIDANCE OF PAYMENTS

         (a) If any payment, conveyance, transfer or other transaction relating to or affecting the Guaranteed Moneys or the Vendor Guaranteed Obligations is:

                  (i)      void, voidable or unenforceable in whole or in part;
                           or

                  (ii) is claimed to be void, voidable or unenforceable and that claim is upheld, conceded or compromised in whole or in part,

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                  the liability of the Vendor Guarantor under this CLAUSE 24 and any power, right or remedy of the Purchaser is the same as if:

                  (iii) that payment, transaction, conveyance or transfer (or the void, voidable or unenforceable part of it); and

                  (iv) any release, settlement or discharge made in reliance on any thing referred to in CLAUSE 24.6(a),

                  had not been made and the Vendor Guarantor must immediately take all action and sign all documents necessary or required by the Purchaser to restore to the Purchaser this CLAUSE 24 and any security interest held by the Purchaser immediately before the payment, conveyance, transfer or transaction.

         (b) CLAUSE 24.6(a) applies whether or not the Purchaser knew, or ought to have known of, anything referred to in that clause.

24.7     PRINCIPAL AND INDEPENDENT OBLIGATION

         (a)      This CLAUSE 24 is:

                  (i) a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

                  (ii) independent of and not in substitution for or affected by any other collateral security which the Purchaser may hold in respect of the Guaranteed Moneys or the Vendor Guaranteed Obligations.

         (b)      This CLAUSE 24 is enforceable against the Vendor Guarantor:

                  (i) without first having recourse to any collateral security;

                  (ii)     whether or not the Purchaser has:

                           (A)      made demand upon the relevant Vendor; or

                           (B) given notice to the relevant Vendor or any other person in respect of any thing; or

                           (C) taken any other steps against the relevant Vendor or any other person; and

                  (iii)    whether or not any Guaranteed Moneys is due.

24.8     NO COMPETITION

         (a) Subject to CLAUSE 24.8(b), until the Guaranteed Moneys have been fully paid, until the Vendor Guaranteed Obligations have been fully performed and until this CLAUSE 24 has been finally discharged, the Vendor Guarantor must not, either directly or indirectly prove in, claim or receive the benefit of any distribution, dividend or payment arising out of or relating to the liquidation of the relevant Vendor.

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         (b)      If required by the Purchaser, the Vendor Guarantor must prove in any liquidation of the relevant Vendor for all amounts owed to the Vendor Guarantor.

         (c) All amounts recovered by the Vendor Guarantor from any liquidation or under any Encumbrance from the relevant Vendor must be received and held in trust by the Vendor Guarantor for the Purchaser to the extent of the unsatisfied liability of the Vendor Guarantor under this CLAUSE 24.

24.9     CONTINUING GUARANTEE AND INDEMNITY

         Each guarantee and indemnity contained in this CLAUSE 24 is a continuing guarantee and indemnity for the purpose of securing the whole of the Guaranteed Moneys and the Vendor Guaranteed Obligations, despite any partial performance of the Vendor Guaranteed Obligations, settlement of account or any other matter. The obligations of the Vendor Guarantor under this CLAUSE 24 are absolute and unconditional and remain in full force and effect until:

         (a)      all the Guaranteed Moneys have been paid in full;

         (b) the Vendor Guaranteed Obligations of the Vendor under this agreement have been performed; and

         (c)      this CLAUSE 24 has been finally discharged.

25.      INTERPRETATION

         In this agreement, unless the contrary intention appears:

         (a) headings are for ease of reference only and do not affect the meaning of this agreement;

         (b) the singular includes the plural and vice versa and words importing a gender include other genders;

         (c) other grammatical forms of defined words or expressions have corresponding meanings;

         (d) a reference to a clause, paragraph, schedule, annexure or attachment is a reference to a clause or paragraph of or schedule, annexure or attachment to this agreement and a reference to this agreement includes its schedules, annexures and attachments;

         (e) a reference to a document or agreement, including this agreement, includes a reference to that document or agreement as novated, altered or replaced from time to time;

         (f) a reference to 'A$', '$A', 'DOLLAR' or '$' is a reference to Australian currency;

         (g) a reference to a specific time for the performance of an obligation is a reference to that time in Sydney, New South Wales, Australia even if the obligation is to be performed elsewhere;

         (h) a reference to a party includes a reference to the party's executors, administrators, successors, substitutes and permitted assigns;

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         (i)      words and expressions importing natural persons include
                  partnerships, bodies corporate, associations, governments and governmental and local authorities and agencies, and vice versa;

         (j) a reference to any legislation or statutory instrument or regulation is construed in accordance with the Acts Interpretation Act 1901 (Cth) or the equivalent State legislation, as applicable;

         (k) a reference to writing includes typewriting, printing, lithography, photography and any other method of representing or reproducing words, figures or symbols in a permanent and visible form;

         (l) if a day for the payment under this agreement falls on a day which is not a Business Day, payment is due on the immediately preceding Business Day;

         (m)      words and expressions defined in the Corporations Act 2001
                  (Cth) have the same meaning when used in this agreement;

         (n) 'including', 'such as', 'for example' and similar expressions are not and must not be treated as words of limitation; and

         (o) obligations, covenants, warranties and undertakings expressed to be assumed or given by two or more persons shall in each case be construed as if expressed to be given jointly and severally (except to the extent otherwise expressly provided by this agreement).

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EXECUTED as an agreement.

EXECUTED by ALASDAIR STEELE as         )
attorney for NATIONAL                  )
TRANSCOMMUNICATIONS SPAIN              )
S.L. pursuant to a power of
attorney dated

in the presence of

/s/ Paul Wentworth                        /s/ Alasdair Steele

-------------------------------------     --------------------------------------
Signature of witness                      Alasdair Steele

Paul Wentworth

-------------------------------------
Name of witness (print)


EXECUTED by ALASDAIR STEELE as         )
attorney for NTL AUSTRALIA SPV, INC.   )
pursuant to a power of attorney dated  )

in the presence of

/s/ Paul Wentworth                        /s/ Alasdair Steele

-------------------------------------     --------------------------------------
Signature of witness                      Alasdair Steele

Paul Wentworth

-------------------------------------
Name of witness (print)


EXECUTED by ALASDAIR STEELE as         )
attorney for NTL INCORPORATED          )
pursuant to a power of attorney dated  )

in the presence of

/s/ Paul Wentworth                        /s/ Alasdair Steele

-------------------------------------     --------------------------------------
Signature of witness                      Alasdair Steele

Paul Wentworth

-------------------------------------
Name of witness (print)

                                                                   NTL AUSTRALIA
                                                            SHARE SALE AGREEMENT


EXECUTED by                            )
                                       )
as attorney for MACQUARIE              )
COMMUNICATIONS
INFRASTRUCTURE HOLDINGS PTY
LIMITED pursuant to a power of
attorney dated

in the presence of

/s/ S. Wikramanayake

-------------------------------------     --------------------------------------
Signature of witness

S. Wikramanayake

-------------------------------------
Name of witness (print)

                                                                   NTL AUSTRALIA
                 SHARE SALE AGREEMENT - Schedule 1 - Details of the Target Group


                                   SCHEDULE 1

                                     PART 1

                             DETAILS OF THE COMPANY



NAME AND REGISTERED NUMBER:               ntl Belgium SPRL, entered with the
                                          Trade Register of Brussels under no.
                                          638.921

REGISTERED OFFICE:                        Avenue Marcel Thiry 204, 1200
                                          Brussels, Belgium

ISSUED SHARE CAPITAL:                     EUR93,529,557.58 represented by
                                          3,772,973 registered shares without
                                          designation of a nominal value of
                                          which:

                                          -    3,772,223 registered shares are
                                               legally and beneficially owned by
                                               NTL Spain; and

                                          -    750 registered shares are legally
                                               and beneficially owned by SPV.

DIRECTORS:                                John Gregg and Richard Lubasch

CHARGES:                                  None.

                                                                   NTL AUSTRALIA
                 SHARE SALE AGREEMENT - Schedule 1 - Details of the Target Group


                                   SCHEDULE 1

                                     PART 2

                             DETAILS OF SUBSIDIARIES

NAME AND ACN:              ntl Australia Holdings Pty Limited (ACN 086 459 127)

REGISTERED OFFICE:         Level 3, 655 Pacific Highway, Crows Nest NSW 2065

DATE OF REGISTRATION:      26 February 1999

ISSUED SHARE CAPITAL:      210,000,000 ordinary shares, all of which are legally
                           and beneficially owned by the Company.

DIRECTORS:                 Graeme Barclay, Thomas Bennie, Peter Douglas, John
                           Gregg, John Morrish

SECRETARY:                 Graeme Barclay

CHARGES:                   Charge with ASIC registered charge no. 803459



NAME AND ACN:              ntl Australia Pty Limited (ACN 086 048 562)

REGISTERED OFFICE:         Level 3, 655 Pacific Highway, Crows Nest NSW 2065

DATE OF REGISTRATION:      11 February 1999

ISSUED SHARE CAPITAL:      209,999,002 ordinary shares, all of which are legally
                           and beneficially owned by NTLA Holdings.

DIRECTORS:                 Thomas Bennie, John Morrish, Graeme Barclay and Peter
                           Douglas

SECRETARY:                 Graeme Barclay

CHARGES: Charges with ASIC registered charge numbers 803455, 803457, 803461 and 803463

                                                                   NTL AUSTRALIA
                 SHARE SALE AGREEMENT - Schedule 1 - Details of the Target Group


NAME AND ACN:              ntl Telecommunications Holdings Pty Ltd (ACN 093 979 223)

REGISTERED OFFICE:         Level 3, 655 Pacific Highway, Crows Nest NSW 2065

DATE OF REGISTRATION:      1 August 2000

ISSUED SHARE CAPITAL:      1 ordinary share, which is legally and beneficially
                           owned by NTLA Holdings.

DIRECTORS:                 Graeme Barclay, Thomas Bennie and David Green

SECRETARY:                 Graeme Barclay

CHARGES:                   Nil

                                                                   NTL AUSTRALIA
                 SHARE SALE AGREEMENT - Schedule 1 - Details of the Target Group


                                     PART 3

                                 DETAILS OF NTLT


NAME AND ACN:              ntl Telecommunications Pty Ltd (ACN 093 095 419)

REGISTERED OFFICE:         Level 3, 655 Pacific Highway, Crows Nest NSW 2065

DATE OF REGISTRATION:      30 May 2000

ISSUED SHARE CAPITAL:      37,502,292 ordinary shares of which:

                           - 19,126,169 ordinary shares (ie 51% of the total issued share capital) are legally and beneficially owned by ntl Telecommunications
                                    Holdings Pty Ltd;

                           - 9,938,108 ordinary shares (ie 26.5% of the total issued share capital) are registered in the name of WIN Television Network Pty
                                    Limited; and

                           - 8,438,015 ordinary shares (ie 22.5% of the total issued share capital) are registered in the name of Southern Cross Communications
                                    Limited.

DIRECTORS:                 Graeme Barclay, Thomas Bennie, David Green, Anthony
                           Bell and John Rushton

SECRETARY:                 Graeme Barclay

CHARGES:                   Nil

                                                                   NTL AUSTRALIA
                 SHARE SALE AGREEMENT - Schedule 1 - Details of the Target Group


                                   SCHEDULE 1

                                     PART 4

                                 DETAILS OF SPT


NAME AND ACN:              SPT Telecommunications Pty Limited (ACN 099 173 770)

REGISTERED OFFICE:         11 Mosbri Crescent, The Hill, NSW  2300

DATE OF REGISTRATION:      4 January 2002

ISSUED SHARE CAPITAL:      1,000,002 ordinary shares of which:

                           - 500,001 ordinary shares, representing 50% of the total issued share capital, are legally and beneficially owned by NTLT; and

                           - 500,001 ordinary shares, representing 50% of the total issued share capital, are registered in the name of Soul Pattinson
                                    Telecommunications Pty Ltd

DIRECTORS:                 Graeme Barclay, Thomas Bennie, David Green, Denis
                           Ledbury, Robert Millner, Peter Robinson

SECRETARY:                 Jeffrey Eather

CHARGES:                   Nil

                                                                   NTL AUSTRALIA
                     SHARE SALE AGREEMENT - SCHEDULE 2 DIRECTORS AND SECRETARIES


                                   SCHEDULE 2


DIRECTORS TO RESIGN

THE COMPANY

DIRECTORS:        John Gregg and Richard Lubasch



NTL AUSTRALIA HOLDINGS PTY LIMITED

DIRECTORS:        John Gregg and John Morrish



NTLA

DIRECTOR:         John Morrish

                                                                   NTL AUSTRALIA
                                    SHARE SALE AGREEMENT - SCHEDULE 3 WARRANTIES

                                   SCHEDULE 3

                                   WARRANTIES

1.       THE VENDORS AND THE VENDORS' CAPACITY

1.1      THE VENDORS

         (a) The Vendors are validly existing and in good standing in their respective countries of incorporation and:

         (b) no meeting has been convened, resolution proposed, petition presented or order made for the winding up of either Vendor (or the equivalent in their respective countries of incorporation);

         (c) no receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of either Vendor; or

         (d) no mortgagee has taken, attempted or indicated an intention to exercise its rights under any security of which either of the Vendors is the mortgagor or chargor;

         (e) are able to sell and transfer the Shares without the consent of any other person and free of any pre-emptive rights or rights of first refusal.

         For the purposes of the above warranty, "good standing" means that the company is financially sound and is conducting its operations lawfully and in particular that the company has filed all relevant corporate returns with relevant Government Authorities and has paid any and all applicable corporate filing fees and taxes.

1.2      THE VENDORS' CAPACITY

         (a)      The Vendors:

                  (i) are the sole registered and beneficial owners of the Shares; and

                  (ii) have obtained all corporate authorisations required to empower them to enter into this agreement and to perform their obligations under this agreement.

         (b)      The sale of the Shares under this agreement will not:

                  (i)      impose any Encumbrance on the Vendors; or

                  (ii) cause the Vendors to be in breach of any obligation or agreement by which they are bound.

                                                                   NTL AUSTRALIA
                                    SHARE SALE AGREEMENT - SCHEDULE 3 WARRANTIES


2.       THE SHARES AND THE COMPANY

2.1      SHARE CAPITAL

         The Shares:
         (a)      comprise the whole of the issued share capital of the Company;
                  and

         (b)      are all fully paid.

2.2      NO ENCUMBRANCES

         There are no Encumbrances, options, equities, claims or other third party rights over or affecting the Shares and there is no agreement to give or create any such interest.

2.3      THE COMPANY

         (a) The Company is solely resident in Belgium for tax purposes and is not, and has never been, a tax resident of any other jurisdiction.

         (b) The Company is duly incorporated and validly exists under the law of its place of incorporation and:

                  (i) has not traded since incorporation and has no Liabilities;

                  (ii)     has no assets other than the Shares and cash in hand;

                  (iii) has full corporate power and authority to own its assets; and

                  (iv) has not passed any resolution for its winding up or any equivalent process under the law of its place of incorporation.

2.4      ACCOUNTS OF THE COMPANY

         The Belgian Accounts:

         (a) give a true and fair view of the financial position of the Company as at the Accounts Date and of its financial performance for the year ended on the Accounts Date; and

         (b) have been prepared in accordance with accounting standards and generally accepted accounting principles applicable in Belgium.

3.       SUBSIDIARIES AND INVESTMENTS

3.1      DETAILS OF THE TARGET GROUP AND SPT

         (a) The Company (or a Subsidiary of the Company) is the registered and beneficial owner free from all Encumbrances, equities and claims of:

                  (i) the whole of the share capital of the wholly-owned Subsidiaries listed in Part 2 of Schedule 1;

                  (ii) the number of shares representing the percentage of total issued share capital of the other Subsidiary set out in Part 3 of Schedule 1.

                                                                   NTL AUSTRALIA
                                    SHARE SALE AGREEMENT - SCHEDULE 3 WARRANTIES


           (b) The Subsidiaries listed in Part 2 and Part 3 of Schedule 1 are the Company's only subsidiaries.

           (c) NTLT holds 500,001 ordinary shares in the share capital of SPT which represents 50% of the total issued share capital of SPT.

           (d) The details of the Company, the Subsidiaries and SPT set out in Schedule 1 are accurate in all respects.

           (e) Except as set out in Schedule 1, neither the Company, the Subsidiaries nor SPT holds shares or other securities in any other company, any units or other interests in any trust, or any interest in any partnership or joint venture.

3.2        NO OBLIGATION TO ISSUE

           No member of the Target Group nor SPT is under any obligation to issue, and has not granted any person the right to call for the issue, of any shares or other securities of the Target Group or SPT at any time.

3.3        NO GUARANTEES

           No guarantees, securities, bonds, letters of comfort or other similar obligations have been given or incurred by the Company, SPT or any member of the Target Group in respect of the obligations of the Vendor Group (other than the Company and the Target Group).

3.4        INTERCOMPANY ACCOUNTS

           (a) The amount of the SPV Inter-Company Debt at 28 February 2002 will be $267,390,018 and will increase at $31,240 per day thereafter.

           (b) The amounts owing on inter-company account by NTLA to ntl Group Limited at 28 February 2002 will be $12,980,000 (inclusive of withholding tax) and will increase at $4,000 per day thereafter.

           (c) There are no other amounts owed by any member of the Target Group or the Company to any member of the Vendor Group (other than the Company and the Target Group).

4.         THE TARGET GROUP'S STANDING AND CONSTITUENT DOCUMENTS

4.1        THE TARGET GROUP'S STANDING

           Each member of the Target Group and SPT:

           (a) is duly organised and validly existing under the laws of its place of incorporation; and

           (b) has full corporate power and authority to carry on its business as it is now being conducted and to own the material properties and assets that it now owns.

                                                                   NTL AUSTRALIA
                                    SHARE SALE AGREEMENT - SCHEDULE 3 WARRANTIES


4.2        NO INSOLVENCY

           (a) Neither SPT nor the Company nor any member of the Target Group has gone into liquidation or passed a winding-up resolution (and no steps for the passing of such resolution have been taken) nor received a deregistration notice;

           (b) no petition or other process for winding-up has been presented or threatened against any member of the Target Group, the Company or SPT and there are no circumstances justifying a petition or other process;

           (c) no writ of execution has issued against any member of the Target Group, the Company or SPT or its property and there are no circumstances justifying a writ; and

           (d) no administrator, receiver or receiver and manager of any part of the undertaking or assets of any member of the Target Group, the Company or SPT has been appointed or is threatened or expected to be appointed and there are no circumstances justifying an appointment.

4.3        THE TARGET GROUP'S CONSTITUENT DOCUMENTS

           The Data Room Documents contain a copy of:

           (a) the constitution of each member of the Target Group as in effect immediately prior to this agreement; and

           (b) the shareholders agreement governing ownership, control and operation of NTLT as in effect immediately prior to this agreement.

4.4        SPT'S CONSTITUENT DOCUMENTS

           The Data Room Documents contain a copy of:

           (a) the shareholders agreement governing the ownership, control and operation of SPT as in effect immediately prior to this agreement; and

           (b) the constitution of SPT as in effect immediately prior to this agreement.

5.         THE ACCOUNTS

5.1        ACCOUNTS

           The Accounts:

           (a) give a true and fair view of the financial position of NTLA Holdings and the consolidated financial position of NTLA Holdings as at the Accounts Date and of their financial performance and cash flows for the year ended on the Accounts Date; and

           (b)        have been prepared in accordance with GAAP.

                                                                   NTL AUSTRALIA
                                    SHARE SALE AGREEMENT - SCHEDULE 3 WARRANTIES


5.2        POSITION SINCE THE ACCOUNTS DATE

           Since the Accounts Date:

           (a) the Target Group has carried on its businesses in the ordinary and usual course;

           (b) there has been no material adverse change in the consolidated financial or trading position of the Target Group;

           (c) no share or loan capital has been issued or agreed to be issued by any member of the Target Group other than to another member of the Target Group;

           (d) there has been no change in the level of borrowing or in the working capital requirements of any member of the Target Group;

           (e) all transactions between the Target Group and the Vendor Group and between members of the Target Group have been on commercial arms length terms;

           (f) there has been no breach of the Settlement Deed dated 3 December 2001 between NTLT, ECI Telecom Limited, and ECI Telecom (Australia) Pty Limited which has resulted or may result in material additional costs to the Target Group.

5.3        MANAGEMENT ACCOUNTS

           The Management Accounts were properly prepared in accordance with GAAP having regard to the usual month-end procedures for preparation of monthly management accounts by the Target Group consistent with that adopted in the preparation of the Accounts.

5.4        OFF BALANCE SHEET FINANCING

           No member of the Target Group is engaged in any financing of a type which would not be required by GAAP to be shown or reflected in the Accounts.

5.5        ACCOUNTING RECORDS

           All books of account of each member of the Target Group are in its possession and contain the information required by law.

6.         DEBTS AND LIABILITIES

6.1        FINANCE FACILITIES

           The Warrantor has disclosed to the Purchaser, details of the financial facilities, loans, overdrafts and other financial accommodation (other than that arising from credit terms extended to the Target Group in the ordinary course of the Business) available to the Target Group and a list of all financial facilities, loans, overdrafts and other such financial accommodation available to the Target Group is set out in Attachment 7 to the Disclosure Letter.

                                                                   NTL AUSTRALIA
                                    SHARE SALE AGREEMENT - SCHEDULE 3 WARRANTIES


6.2        GUARANTEES AND INDEMNITIES

           There are no guarantees, letters of comfort, indemnities or Encumbrances given by or for the benefit of any member of the Target Group or SPT that have not been fully discharged or released other than as set out in Attachment 8 to the Disclosure Letter.

6.3        NO UNDISCLOSED LIABILITIES

           There are no Liabilities of any Target Group Company as at 31 December 2001 which have not been fairly disclosed in the Disclosure Letter or in the Accounts.

6.4        NO DEFAULT

           (a) No event of default, potential event of default or termination event (however described) in respect of any of the financial facilities, loans, overdrafts and other financial accommodation available to the Target Group (FACILITIES) subsists.

           (b) No member of the Target Group has breached any undertaking in any of the Facilities and none of the representations and warranties given by any member of the Target Group under or in connection with any Facility is false, misleading or incorrect.

6.5        ABILITY TO DRAWDOWN

           NTLA is entitled to draw amounts under the Bank Facility in accordance with its terms and is capable of satisfying all conditions precedent to such drawdown.

7.         ASSETS - GENERAL

7.1        OWNERSHIP AND RIGHT TO USE

           The Target Group owns or is entitled to use and enjoy all the rights, assets, Permits and equipment necessary to carry on the businesses of the Target Group as carried on in the year ended on the Accounts Date and the Warrantor is not aware of any circumstance which would lead to such rights, assets, Permits and equipment ceasing to be available for the purpose of carrying on those businesses within six months after completion.

7.2        TITLE

           No Encumbrance will at Completion be outstanding over the whole or any part of the assets of the Target Group (other than retention of title rights entered into in the ordinary course of the Business) or SPT.

7.3        NO RELIANCE ON VENDOR GROUP

           Except to the extent provided for in the documents referred to in CLAUSE 7 of this agreement or in the documents listed in Attachment 9 to the Disclosure Letter, the businesses of the Target Group and SPT do not use or rely on the assets owned by or facilities or services provided by any member of the Vendor's Group.

                                                                   NTL AUSTRALIA
                                    SHARE SALE AGREEMENT - SCHEDULE 3 WARRANTIES


7.4        INSURANCE

           (a) Attachment 10 to the Disclosure Letter contains a list of each current insurance policy of the Target Group and copies of those policies are contained in the Data Room Documents.

           (b) So far as the Warrantor is aware, each insurance policy held by the Target Group or SPT is current, in force and not voidable and no claim in excess of $1 million (in the case of personal injury insurance) or $5 million (in all other cases) is outstanding under any of those policies.

           (c) So far as the Warrantor is aware, no member of the Target Group has received a notice from its insurers adversely affecting an insurance policy of the Target Group or SPT.

           (d) Each member of the Target Group has, and at all material times has had, valid insurance cover in respect of the Business, its employees and assets against all risks normally insured against by companies carrying on the same type of business as the Target Group or having similar assets, for the full amount required by legislation, for the full replacement value of its assets and from a well-established and reputable insurer.

7.5        TITLE

           All assets (other than 'off-the-shelf' computer software) used in the Business and any other asset of the Target Group or SPT are:

           (a)        fully paid for;

           (b) in the possession of the Target Group (or SPT, as appropriate);

           (c)        used solely by the Target Group (or SPT, as appropriate);

           (d) not the subject of any lease or hire purchase agreement or agreements for purchase on deferred terms;

           (e) to the extent that such assets are owned by the Target Group or SPT, are recorded in the books of the Target Group or SPT,

           except as set out in the Disclosure Letter.

7.6        PLANT AND MACHINERY

           All material items of plant, machinery, equipment and vehicles of the Target Group or SPT or used in the business of the Target Group or SPT are:

           (a) in good repair and condition having regard to their age, location and use;

           (b)        in satisfactory working order;

           (c)        capable of doing the work for which they are designed; and

                                                                   NTL AUSTRALIA
                                    SHARE SALE AGREEMENT - SCHEDULE 3 WARRANTIES


           (d) not obsolete or otherwise adequate provision has been made in the capital expenditure budget and maintenance budget in the current annual budget and business plans relating to 2002/2003 for their renewal.

7.7        CONSTRUCTION WORKS IN PROGRESS

           All items of expenditure included in Construction Works in Progress of the Target Group or SPT comprise assets in the course of being constructed and not yet ready for use, and which will be used in the business of the Target Group or SPT once their construction is complete. There are no material items of expenditure included in Construction Works in Progress as at 31 December 2001, which should have been or will be expensed (as opposed to capitalised) to the Target Group's or SPT's financial performance for the year ended 31 December 2001 or subsequent financial periods.

8.         REAL PROPERTY

8.1        DISCLOSURE

           Attachment 4 to the Disclosure Letter, in the form delivered to the Purchaser to satisfy the Condition in CLAUSE 2.1(j), contains a list, complete and accurate in all material respects of the Tower Sites and the Administrative Properties which indicates:

           (a) the type of tenure held at each Tower Site listed and its status;

           (b) in relation to Tower Sites, whether or not the relevant transmission facility has been upgraded by or at the request of a member of the Target Group to provide digital terrestrial television transmission services; and

           (c) in relation to each Property not owned by any member of the Target Group, details of the relevant:

                      (i)        landlord/licensor;

                      (ii)       expiry date;

                      (iii)      aggregated annual rent and outgoings for 2002;

                      (iv)       next scheduled rent review date; and

                      (v) so far as the Warrantor is aware, whether there are any change of control restrictions.

8.2        RIGHT TO OCCUPY OR TO ACCESS AND USE TOWER SITES

           (a) The Target Group has a contractual, statutory, legal or equitable entitlement to:

                      (i)        access to;

                      (ii)       occupy; and

                      (iii)      use,

                      all of the Tower Sites and holds all rights and privileges to use the equipment and structures located on the Tower Sites (subject to the terms of such

                                                                   NTL AUSTRALIA
                                    SHARE SALE AGREEMENT - SCHEDULE 3 WARRANTIES


                      entitlement) which are necessary for the conduct of the Business from the Tower Sites.

           (b) No member of the Target Group has received any valid written notification and the Warrantor is not aware of any other notification:

                      (i) stating that any member of the Target Group's entitlement to access, to occupy or to use any of the Tower Sites is revoked or is to be' revoked; or

                      (ii) ordering any member of the Target Group to cease to occupy or to access and use any of the Tower Sites; or

                      (iii) to remove any structure erected on any of the Tower Sites.

           (c) In relation to the Tower Sites which are leased or licensed by the Target Group:

                      (i) there are no subsisting breaches of the leases or licences of those Properties; and

                      (ii) no member of the Target Group has received any valid written notification of any material breach of the leases or licences of those Properties.

8.3        OWNERSHIP AND/OR LEASES OF ADMINISTRATIVE PROPERTIES

           (a) The Target Group has a valid and subsisting lease of each Administrative Property.

           (b) In relation to the Administrative Properties which are leased by the Target Group:

                      (i) there are no subsisting breaches of the leases of those Properties; and

                      (ii) no member of the Target Group has received any valid written notification of any breach of the leases of those Properties.

8.4        NO ACTION LIKELY TO HAVE A MATERIALLY ADVERSE EFFECT

           No action has been taken against or threatened in writing to any member of the Target Group in respect of any of the Tower Sites or Administrative Properties that is likely to have a material adverse effect on the use of any Tower Site or result in a material additional financial burden on any Target Group Company.

8.5        NATIVE TITLE

           No claim lodged under the Native Title Act 1993 (Cth), or other proceedings relating to native title, affecting the Tower Sites is likely to have a material adverse effect on the ability of the Target Group to perform its operations under any material contract or have a material adverse effect on any Target Group Company if that claim is observed or upheld in whole or in part.

                                                                   NTL AUSTRALIA
                                    SHARE SALE AGREEMENT - SCHEDULE 3 WARRANTIES


8.6        SALE AGREEMENT

           All occupation rights (whether freehold, leasehold or otherwise) of the Commonwealth in relation to properties acquired by NTLA under the Sale Agreement have been fully and properly transferred to NTLA.

8.7        NO MATERIAL WORK REQUIRED

           By reference to the facts and circumstances subsisting as at the date of this agreement, there is no substantial work required to be done or material expenditure to be made by any Target Group Company in relation to Tower Sites, which is not provided for in the NTLA five year management plan or NTLT five year management plan included in the Data Room Documents.

8.8        LAND TAX AND RATES PAID

           All assessments to land tax and rates and taxes and payments to utility or service providers that have been issued to the Target Group since acquisition of those Properties by the Target Group) are paid up to date on all freehold properties owned by the Target Group or where not paid, the liability or accrual arising since acquisition is fully provided for in the Accounts. All land tax and rates and taxes and payments for utility or service providers reimbursible to lessor or licensor or payable directly under leases or licences to the Target Group are paid up to date.

8.9        RENT FREE SITES AND CHARGE INCREASES

           (a) Tower Sites currently occupied by the Target Group on a rent-free basis will continue to be rent free for the duration of the unexpired term of the lease or licence under which they are currently occupied.

           (b) The Warrantor is not aware of any written proposal to increase, or impose, rent, licence or other occupancy fees in relation to any Tower Sites occupied by the Target Group otherwise than under an unexpired lease or licence for which provision has not been made in the current annual business plan and budget.

8.10       STAMP DUTY

           All documents which are necessary to establish the right, title and interest of any member of the Target Group, in and to the Properties will be in the possession or control of the Target Group at Completion. To the extent that documents or the transactions evidenced by them in relation to the right, title and interest of any Target Group Company in and to the Properties or occupation of the Properties attract stamp duty in Australia or elsewhere such documents have been properly stamped.

8.11       ZONING

           The current zoning of each Tower Site and Administrative Property acquired by a Target Group Company after 30 April 1999 permits its current use in the Business and, in relation to those Tower Sites, currently would permit digital terrestrial transmission of television and radio.


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8.12       NO DEFECTS

           The Warrantor is not aware of any defect in any improvements which a Target Group Company owns or controls at any Tower Site which materially affects, or is reasonably likely to affect, the operation or use of the Tower Site as it is presently operated and used.

9.         ENVIRONMENTAL MATTERS

9.1        CONDUCT OF THE BUSINESS

           While the Warrantor has owned and conducted the businesses of the Target Group, it has been carried on and maintained in compliance with applicable Environmental Laws and so far as the Warrantor is aware, the business of SPT has been carried on and maintained in compliance with applicable Environmental Laws.

9.2        AUTHORISATIONS

           All Environmental Authorisations which are necessary or are required by law (including Environmental Laws) to operate the Target Group's businesses and the business of SPT:

           (a)        have been obtained;

           (b) are, and have been at all relevant times, in full force and effect;

           (c)        have been complied with in all material respects; and

           (d)        are not being appealed by any person.

9.3        NO CONTRAVENTION OR BREACH

           The Target Group has not been notified that an event has occurred or other fact or circumstance exists (and, so far as the Warrantor is aware, no event has occurred or other fact or circumstance exists) that:

           (a) with the giving of notice or the lapse of time, or both, would lead to any Environmental Authorisation held by any Target Group Company which is required by law (including Environmental Laws) or is necessary to operate the Target Group's businesses or the business of SPT being modified, suspended, revoked or not renewed;

           (b) with the giving of notice or lapse of time, or both, would cause SPT or a Target Group Company to be in breach of any:

                      (i) Environmental Authorisation held by any Target Group Company;

                      (ii)       Environmental Law;

           (c) may require the SPT or any Target Group Company to carry out any work or pay any money in relation to the Properties in order for the Target Group's businesses (or the business of SPT) or the Properties to comply with any Environmental Law, Environmental Authorisation held by any Target Group Company or any notice or requirement issued pursuant to any Environmental Law;


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           (d)        may require the SPT or any Target Group Company to cease
                      or alter any activity of the Target Group's businesses or the business of SPT or at the Properties in order to comply with any Environmental Law, Environmental Authorisation held by any Target Group Company or any notice or requirement issued pursuant to any Environmental Law; or

           (e) would give rise to a claim from any person against SPT or any Target Group Company relating to:

                      (i) a breach by a Vendor Group Company of any Environmental Law or Environmental Authorisation;

                      (ii) the handling, storage or use of any Hazardous Substance; or

                      (iii) the presence of any Contaminant on, under or migrating or being discharged from the Properties.

9.4        CONTAMINATION ETC

           There is:

           (a) no plan or policy which has been or is required to be prepared in relation to the Properties under any Environmental Law;

           (b) no Hazardous Substance present on or at the Properties except in such quantities and stored in such a manner as is allowed by an Environmental Law; and

           (c) nothing (including Contamination) in, on or under the Properties (including underground tanks and associated piping) that would require notification to any Governmental Authority or could entitle any Governmental Authority to require monitoring, closure, clean up or remediation under any Environmental Law.

9.5        NO CHARGE IN FAVOUR OF GOVERNMENTAL AUTHORITY

           The Properties are not the subject of any charge, bond or security deposit given in favour of any Governmental Authority as security for the cleaning up or monitoring of the Properties or other costs under any Environmental Law.

9.6        FILINGS

           All filings, reports and notices required by any Environmental Authorisation issued to a Target Group Company or SPT for the Target Group's businesses (or the business of SPT) and the Properties:

           (a) have been prepared and, where applicable, lodged with the relevant Governmental Authority; and

           (b) were accurate and complete in all material respects at the time of lodgement.


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10.        INTELLECTUAL PROPERTY

10.1       DISCLOSURE

           Attachment 11 to the Disclosure Letter is a complete and accurate list of:

           (a) all material registered and unregistered business names and trade marks;

           (b)        all material registered patents and designs; and

           (c) all material applications for registration of patents and designs,

           owned by the Target Group.

10.2       NO INFRINGEMENT OF OTHER RIGHTS

           (a) Each member of the Target Group and SPT beneficially owns or has a valid and enforceable right to use all the Intellectual Property Rights that it uses or requires in its business (including those referred to in paragraph 10.1) (the 'BUSINESS INTELLECTUAL PROPERTY RIGHTS').

           (b) So far as the Warrantor is aware, the use of the Business Intellectual Property Rights by the Target Group and SPT does not infringe, breach an obligation of confidence or wrongfully use any confidential information, trade secrets, copyright, letters patent, trade marks, service marks, trade names, designs, business names or other similar industrial, commercial or intellectual property rights of any corporation or person.

10.3       NO CLAIMS

           So far as the Warrantor is aware, no Claims have been asserted challenging the use by the Target Group or SPT of the Business Intellectual Property Rights.

10.4       LICENSING

           (a) No person, other than the Target Group or a licensor to the Target Group, has any right to or may benefit from any Business Intellectual Property Right.

           (b) No members of the Target Group or SPT have licensed, assigned, authorised or permitted any person or corporation to use the Business Intellectual Property Rights.

10.5       REGISTRATION

           All Business Intellectual Property Rights which are either capable of registration or capable of being recorded or required to be registered or recorded, are registered in the name of the relevant member of the Target Group or SPT.

11.        CONTRACTUAL MATTERS

11.1       DISCLOSURE

           (a) The Warrantor has made available to the Purchaser copies of the contracts and agreements entered into by Target Group Companies comprised in the Data


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                      Room Documents and those agreements have not been
                      terminated or varied in any material respect since those copies were made available.

           (b) All Material Contracts are listed in Attachment 12 to the Disclosure Letter, and complete and accurate copies of all Material Contracts are comprised in the Data Room Documents.

11.2       MATERIAL CONTRACTS

           For the purposes of the Warranties in paragraph 11 of this SCHEDULE 3, "Material Contract" means a contract, agreement or other arrangement under which the Target Group derived in the last 12 months an amount of revenue or would, on an annualised basis, derive revenue, or incurred costs in the last 12 months or would, on an annualised basis, incur costs, greater than $5 million (excluding leases and licences relating to the occupation of Tower Sites).

           Other than the contracts, agreements and other arrangements comprised or described in the Data Room Documents there are no other contracts, agreements or other arrangements that:

           (a) establish any joint venture, consortium, partnership or profit sharing agreement to which a member of the Target Group or SPT is a party;

           (b) pursuant to which any member of the Target Group or SPT has sold any company or business in circumstances that it remains subject to any liability;

           (c) are outside the ordinary course of business of the Target Group or SPT.

11.3       NO NOTICE OF BREACH OR TERMINATION

           So far as the Warrantor is aware, neither the Target Group nor SPT has received notification, nor is the Warrantor aware of any matter which could give rise to notification:

           (a) of any claim for breach or termination of any of the contracts and agreements comprised in the Data Room Documents;

           (b) of any litigation or other proceedings that have been threatened in writing to be commenced in respect any of the contracts and agreements comprised in the Data Room Documents; and

           (c) from a counter-party to any of the contracts and agreements comprised in the Data Room Documents which notice states that that counter-party intends to reduce its level of custom or dealings with the Target Group or SPT if the sale of the Shares contemplated by the agreement is completed.

11.4       NO DEFAULT

           (a) No member of the Target Group is in default that would give rise to a claim for damages under any agreement to which it is a party or would be in default, but for the requirements of notice or lapse of time, or both.


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           (b)        So far as the Warrantor is aware, no party to any
                      agreement with a member of the Target Group is in default under it or would be in default, but for the requirements of notice or lapse of time, or both.

11.5       NATURE OF CONTRACTS

           Any agreement binding on a member of the Target Group or SPT:

           (a)        is at arm's length; and

           (b) is duly executed and binding on the parties and, so far as the Warrantor is aware, enforceable in accordance with its terms.

11.6       FOREIGN CURRENCY TRANSACTIONS

           No member of the Target Company is party to any foreign currency transaction except as otherwise disclosed in the Disclosure Letter.

11.7       NO RESTRICTIVE COVENANTS

           Other than the shareholders agreements in relation to NTLT and SPT, no member of the Target Group or SPT is party to any agreement which restricts its freedom to engage in any activity or business in any area.

11.8       CHANGE OF CONTROL

           Save as set out in Attachment 12 to the Disclosure Letter, no party to any Material Contract is entitled, as a result of a change in ownership of the Shares:

           (a)        to terminate the agreement; or

           (b) to require the adoption of terms which are less favourable to the Target Group (or SPT) than the current terms.

11.9       EXECUTION

           All Data Room Documents provided in unexecuted or conformed form, other than those clearly marked "draft" on the documents and in the Data Room index, were validly executed by all parties on the date indicated on the document or otherwise and are binding on the parties.

11.10      SALE AGREEMENT

           NTLA Holdings and its related bodies corporate have complied with their obligations under the Sale Agreement and:

           (a) there are no further amounts payable to the Commonwealth under the Sale Agreement (whether as part of the purchase price or otherwise), other than as provided for in the Accounts;

           (b) the Commonwealth is not entitled to exercise any step in rights under the Sale Agreement and the Warrantor is not aware of any fact, matter or circumstance that may give rise to such an entitlement.


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11.11      FUNDING OF NTLT

           Attachment 6 to the Disclosure Letter accurately sets out the dates and amounts of future funding contributions to be made to NTLT by NTL Telecommunications Holdings Pty Limited in accordance with the funding program currently in force under the shareholders agreement in relation to NTLT.

12.        REGULATORY

12.1       COMPLIANCE WITH LAWS

           No member of the Target Group or SPT has received notification that it is and, so far as the Warrantor is aware, no member of the Target Group nor, so far as the Warrantor is aware, SPT is in contravention of any statute, regulation, mandatory standard, code of practice, order or judgment of any court or governmental tribunal or agency, where such contravention would give rise to a Liability of any Target Group Company greater than $1,000.

12.2       LICENCES AND CONSENTS

           (a)        The Target Group and SPT have:

                      (i) obtained and maintain all Permits necessary for the operation of the businesses of the Target Group and SPT, including the authorisations required to operate the apparatus used in connection with the provision of services for the ABC and SBS, in the manner in which those businesses are operated at the date of this agreement and will be operated at the Completion Date;

                      (ii) complied with the terms of those Permits and is not in material breach of any Permit;

                      (iii) paid all fees, levies and other payments necessary to maintain those Permits or otherwise required as a condition of any such Permit; and

                      (iv) not received any notification of any of the Permits having been revoked or terminated.

           (b) All radiocommunications licences issued pursuant to the Radiocommunications Act 1992 to any member of the Target Group or SPT:

                      (i)        are renewable;

                      (ii) are not subject to any special conditions, including any conditions that would restrict or prevent a change in control of the licence holder or any of its upstream companies.

           (c) All third party authorisations granted pursuant to the Radiocommunications Act 1992, including pursuant to sections 68 and 114 of that Act, are not subject to any conditions that would restrict or prevent a change in control of the authorised party or any of its upstream companies.

           (d) So far as the Warrantor is aware, there is no matter that would prejudice the continuance or renewal of any Permit held by the Target Group or SPT.


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12.3       CARRIER LICENCE

           Without limiting the warranties set out in 12.1 and 12.2 above:

           (a) the Carrier Licence held by NTLT is contained in the Data Room Documents;

           (b) neither NTLT is in breach of any term or condition of its Carrier Licence;

           (c) NTLT is the only entity in the Target Group that carries on any activity that would require it to hold a Carrier Licence; and

           (d) no contract entered into by any member of the Target Group places, or may (assuming no amendment to its terms) in the future place, NTLT in breach of any conditions of its Carrier Licence.

12.4       ACCESS

           Without limiting the warranties set out in 12.1 and 12.2 above:

           (a) SPT and the members of the Target Group have complied with all relevant statutory access obligations, including those imposed by the Telecommunications Act 1997, the Trade Practices Act 1974, the Broadcasting Services Act 1992 and the National Transmission Network Sale Act 1998;

           (b) there are no outstanding requests for, statutory arbitrations or proceedings in relation to the provision of access to or co-location rights with respect to any premises, assets or services that are owned, occupied or used by SPT or any member of the Target Group; and

           (c) no member of the Target Group, nor SPT, is party to or involved in any outstanding requests pursuant to statutory access rights to obtain access to or co-location rights with respect to the premises, assets or services of any third party.

12.5       COMPLAINTS AND INVESTIGATIONS

           (a) The Warrantor is not aware of any complaint in relation to SPT or any Target Group member to any regulator or industry body, including the Australian Communications Authority, the Australian Broadcasting Authority, the Telecommunications Industry Ombudsman and the Australian Competition and Consumer Commission which has not been fully and finally resolved.

           (b) No Target Group member, nor SPT, has made any complaint to any regulator or industry body, including the Australian Communications Authority, the Australian Broadcasting Authority, the Telecommunications Industry Ombudsman and the Australian Competition and Consumer Commission which has not been fully and finally resolved.

           (c) The Warrantor is not aware of any investigation by any regulator or industry body, including the Australian Communications Authority, the Australian Broadcasting Authority, the Telecommunications Industry Ombudsman and the Australian Competition and Consumer Commission in relation to the operation of the business or of any assets of SPT or the Target Group.


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13.        LITIGATION

13.1       LITIGATION

           The Target Group is not engaged in, and has not been threatened in writing with, any litigation, arbitration or similar proceedings.

13.2       INVESTIGATIONS

           The Target Group is not the subject of and, so far as the Warrantor is aware, has not received written notice that it will be the subject of, any investigation, official enquiry or disciplinary proceedings by a regulatory body.

13.3       NO CIRCUMSTANCES

           So far as the Warrantor is aware, there are no circumstances which might give rise to any litigation, arbitration, investigation, enquiry or proceedings referred to in warranty 13.1 or 13.2.

13.4       JUDGMENTS

           There are no unsatisfied or outstanding judgments, orders or awards affecting any member of the Target Group.

14.        OFFICERS AND EMPLOYEES

14.1       OFFICERS

           The persons listed in SCHEDULE 1 are the only directors and company secretaries of the Company, the members of the Target Group and SPT.

14.2       EMPLOYEE PARTICULARS

           The particulars set out in Attachment 2 to the Disclosure Letter identify in respect of each employee of the Target Group and SPT:

           (a) the annual cash remuneration payable to that employee (excluding accrued holiday pay);

           (b) a description of all employment-related benefits receivable by that employee otherwise than in cash; and

           (c) details of any profit sharing, incentive and bonus arrangement in respect of which that employee is entitled to participate;

           (d) details of the annual superannuation contributions paid in respect of that employee; and

           (e)        the employing entity of that employee.


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14.3       NO MATERIAL CHANGE

           No material change in the level of remuneration, benefits and arrangements identified in Attachment 2 to the Disclosure Letter is due or expected within 6 months after Completion by reason of matters and circumstances as at the date of this agreement.

14.4       COMPLIANCE

           So far as the Warrantor is aware, each Target Group Company has complied in all material respects with all obligations arising under law, equity or statute, award, enterprise agreement or other instrument made or approved under any law with respect to employment of its employees.

14.5       WRITTEN CONTRACTS

           The Target Group is not a party to any written employment or service agreement other than listed in the Disclosure Letter, and the employment of each employee can be lawfully terminated on no more than 3 months' notice without payment of any damages or compensation, including any severance or redundancy payments (other than as required pursuant to any award or other industrial relations instrument applicable to the employee).

14.6       INDUSTRIAL DISPUTES

           The Target Group has not been involved in any material industrial dispute with any employee at any time within the 2 years preceding the date of this agreement and the Warrantor does not know of any circumstances likely to give rise to any material industrial dispute.

15.        SUPERANNUATION

15.1       THE FUNDS ARE THE ONLY SUPERANNUATION COMMITMENT

           Except for its commitment to contribute to the Funds, no Target Group Company has any Superannuation Commitments.

15.2       NO OUTSTANDING OR UNPAID CONTRIBUTIONS

           (a) With respect to the Funds, there are no outstanding or unpaid contributions by any Target Group Company in respect of the period to 31 December 2001.

           (b) The Target Group have provided at least the prescribed minimum level of superannuation support for each employee so as not to incur a Superannuation Guarantee Charge liability.

15.3       APPROVALS

           The Funds Fund are regulated superannuation funds under the Superannuation Industry (Supervision) Act 1993 (the SIS ACT).


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16.        TAXATION

16.1       TAXES UP TO ACCOUNTS DATE PAID OR ACCOUNTED FOR

           Each member of the Target Group has paid, or the Accounts fully provide for, all Taxes which that member is or may become liable to pay for the period up to and including the Accounts Date.

16.2       TAX LIABILITY INCURRED SINCE THE ACCOUNTS DATE

           The only liabilities for Tax of a member of the Target Group arising in respect of the period after the Accounts Date and ending on the Completion Date will be liabilities arising out of the normal business and trading activities of that member.

16.3       WITHHOLDINGS AND DEDUCTIONS

           Without limiting PARAGRAPH 16.2, each member of the Target Group has deducted or withheld all amounts of Tax required by law to be deducted or withheld and has punctually paid those Taxes to the relevant Taxation authority as required by law.

16.4       LODGMENT OF RETURNS AND OTHER INFORMATION

           (a) Each member of the Target Group has lodged or supplied all information regarding Taxation matters as and when required by a Taxation authority, and complied with all necessary due dates for lodgment.

           (b) Any information, notice, computation or return which has been submitted to a relevant authority by a member of the Target Group in respect of any Taxation matter:

                      (i) discloses all material facts which should be disclosed under any relevant Tax law; and

                      (ii)       has been submitted on time.

16.5       TAX FILE NUMBERS

           Each member of the Target Group has complied with its obligations under Tax law in relation to the quotation of tax file numbers by employees of the member, including the guidelines under applicable privacy legislation, and has not committed an offence in relation to the collection, recording, use or disclosure of tax file numbers.

16.6       GST

           Each member of the Target Group is registered for GST under the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

16.7       DUTY

           Any duty payable in respect of any Tax law in relation to any agreement or transaction to which any member of the Target Group is or has been a party, or by which any member of the Target Group derives or has derived a substantial benefit, has been paid.


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16.8       LEASED PLANT


           No member of the Target Group has leased plant in the manner contemplated in Attachment R to the Treasurer's Press release No. 058 of 21 September 1999 entitled The New Business Tax System.

16.9       PUBLIC OFFICER


           The office of public officer of SPT and each member of the Target Group as required under any law in relation to Taxation has always been occupied.

16.10      NO TAX AUDIT

           (a) There are no disputes with any Government Authority in respect of any Tax of any member of the Target Group or of SPT, and the Vendor is not aware of any circumstances which may give rise to such a dispute.

           (b) No tax audit, investigation, inquiry or proceeding has been instituted by any Government Authority in relation to any Tax of any member of the Target Group or of SPT and the Vendor is not aware of any pending or threatened Tax audit.

17.        DISCLOSURE

17.1       INFORMATION ACCURATE

           The Warrantor has not knowingly withheld any information which would render any information given by or on behalf of the Warrantor or its advisers to the Purchaser or its advisers in respect of the sale of the Shares misleading in any material respect.


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                                   SCHEDULE 4

                           TECHNICAL ASSISTANCE TERMS


PARTIES: NTL AUSTRALIA HOLDINGS PTY LIMITED AND RELATED BODIES CORPORATE ('NTL AUSTRALIA'); AND

NTL INCORPORATED

1. NTL Inc to procure that National Transcommunications Limited and its related bodies corporate in the UK ('NTL BROADCAST UK') provide the technical assistance to ntl Australia on the terms set out in this term sheet

2. In the event NTL Inc proposes to enter a transaction to divest its interest in ntl Broadcast UK, NTL Inc must ensure that a technical assistance agreement on substantially the terms of this term sheet be executed prior to the completion of such divestment.

3. The term of the technical assistance agreement be 5 years from the date of completion of the sale of ntl Belgium Sprl.

4. Ntl Inc must procure that ntl Broadcast UK must act in good faith in relation to its obligations under this term sheet, and must agree to provide the information and assistance reasonably required by ntl Australia and within a reasonable time frame.

5. Technical Assistance will include but not be limited to the provision of technical, engineering and design information, technical feasibility and costing analyses and financial feasibility modelling.

6. The areas where Technical Assistance may be sought and must be provided include those set out in the attachment.

7. ntl Australia Holdings Pty Limited agrees to pay: (1) where the information is not already available to ntl Broadcast UK, for the costs incurred to prepare the information - such costs to exclude overhead allocation or profit, and be based solely on payroll cost recovery and reimbursement of reasonable third party costs and expenses incurred directly on the project; and (2) where the information is already available to ntl Broadcast UK, reimbursement of reasonable third party costs and expenses incurred directly on the project.

8. To facilitate the provision of Technical Assistance for the initial period, NTL Inc must procure that Ian Barker's services are available (in Australia) for use by ntl Australia, on a full-time basis, until 15 March 2002 and that the services of Tom Bennie are made available (in Australia) to ntl Australia, on a full-time basis until 30 June 2002, subject, in the case of Tom Bennie, to reasonable periods of absence from Australia if ntl Australia are not using his services and for personal circumstances, or earlier by mutual agreement.

9. For the avoidance of doubt, (but save as provided in PARAGRAPH 7 above) it is envisaged that technical assistance to be provided by NTL will be largely satisfied by the provision of written information by ntl Broadcast UK to ntl Australia and telephone discussions and conference calls between relevant personnel in ntl Broadcast UK and ntl Australia.


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10.        ntl Broadcast UK will, on a reasonable endeavours basis, make available in Australia individuals to assist on ad hoc short term secondments or projects for ntl Australia.

11. It is envisaged that in the provision of technical assistance by ntl Broadcast UK, Tom Bennie and Peter Douglas would each visit ntl Australia for short term trips, typically, three times per annum.

12. ntl Broadcast UK may also request ntl Australia to provide on a reasonable endeavours basis technical assistance to it of a similar type and on similar terms and conditions to that to be provided to ntl Australia (including as regards the basis of charging for the provision of technical assistance).

13. ntl Broadcast UK and ntl Australia both agree that to the extent that either develops new products or technology in relation to their mutual business areas, they will enter into good faith discussions with each other regarding the ability for the other to derive benefit from that new technology or products, on appropriate commercial terms and arrangements, provided to do so does not prejudice the business of the disclosing party.

14. Neither ntl Broadcast UK nor ntl Australia need provide information to each other under this Term Sheet, to the extent that to do so would place it in breach of any confidentiality obligations owed to third parties. In those circumstances, the person bound by the confidentiality obligations will use its reasonable endeavours to obtain consent to disclosure of the relevant information to ntl Australia or ntl Broadcast UK (as appropriate).


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                                                                   NTL AUSTRALIA
                        SHARE SALE AGREEMENT - SCHEDULE 4 - TECHNICAL ASSISTANCE


ATTACHMENT

Technical Assistance to be provided includes the following:

1.         SATELLITE SYSTEMS:

-          System design & costing analysis;

-          link budget analysis.

2 DTV: particularly in the event some form of multichannel datacasting is implemented in the Australian market

-          specifications and operational experience.

- knowledge from DVB industry forum (ntl UK has previously had representation)

-          mobile TV applications (UK research; Singapore system in operation)

-          receiver standards

-          modulation systems

-          multiplex design, configuration & management

3          DIGITAL RADIO:

-          System design & costing analysis

-          specifications and operational experience

4          DIGITAL MEDIA:

-          System design and costing analysis

-          multiplex management expertise and advice

-          Back-channel management / common playout advice and design

-          Feasibility analysis and financial modelling

-

5          FACILITIES LEASING - TELECOMMUNICATIONS

-          In building system design, costing and financial analysis

-          Fibrecell system design, costing and financial feasibility

6          MISCELLANEOUS AREAS

- OH&S / STANDARDS: EME expertise from UK regulatory / operational perspective

- COVERAGE AND SERVICE PLANNING: comparative modelling techniques, in-building planning, systems and penetration

-          STRUCTURES: structural integrity analysis and expertise

- NOC SYSTEMS DEVELOPMENT: Operational knowledge and support of DTV multiplex management (eg mux reconfiguration etc.)

- MAINTENANCE TECHNIQUES AND PRACTICES: Antenna system - monitoring & protection, non-invasive testing and operational efficiency in network operation (and O&M delivery)


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                                                                   NTL AUSTRALIA
                 SHARE SALE AGREEMENT - SCHEDULE 5 - SPECIAL ACCOUNTING POLICIES


                                   SCHEDULE 5

1.1        SPECIAL ACCOUNTING POLICIES

           The Completion Accounts must be prepared and audited in accordance with GAAP and the following special policies:

           (a) there must be no revaluations of tangible or intangible assets, other than for decrements in the value of these assets;

           (b) there must be no reduction in provisions other than for payments made specifically relating to items for which those provisions were made;

           (c)        deferred tax assets will not be recognised;

           (d) insurance receivables will not be recognised, other than for those where the insurer has confirmed in writing that payment will be made;

           (e) the SPT joint venture must be accounted for on the cost basis and not equity accounted or consolidated, adjusted for any decrement in the value of the investment; and

           (f) any forgiveness of inter company debt owing by the group must be treated as if it had not occurred.

1.2        APPLICATION OF POLICIES

           (a) If there is a conflict between GAAP and the special accounting policies referred to in paragraph 1.1, the special accounting policies will prevail.

           (b) Accounting policies must be consistently applied between the Accounts and the Completion Accounts, except where a special accounting policy referred to in paragraph 1.1 requires a different treatment.

           (c) Where an item in the Completion Accounts is not governed by GAAP, the Vendor Auditor should apply International Accounting Standards relevant to the item, or, if these do not govern the item, generally accepted accounting principles for entities in a similar industry to the Target Group.

1.3        NOTES

           The Completion Accounts must include disclosure of the accounting policies used and notes to the accounts (consistent with the notes disclosed in the Accounts).


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